                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.____)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss240.14a-11(c) or ss240.14a-12


                                  H.T.E., Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

 2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

 3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------

 4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

 5) Total fee paid:

    ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 1) Amount Previously Paid:

    ---------------------------------------------------------------------------

 2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------

 3) Filing Party:

    ---------------------------------------------------------------------------

 4) Date Filed:

    ---------------------------------------------------------------------------

                                  H.T.E., INC.
                           1000 Business Center Drive
                            Lake Mary, Florida 32746


October 4, 2000



Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of H.T.E., Inc., a Florida corporation (the "Company"). The Annual Meeting will be held on Thursday, November 16, 2000 at 9:30 a.m. at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida.

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

         Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you will of course have that opportunity.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

         We look forward to seeing you at the Annual Meeting.

                                          Sincerely,



                                          Joseph M. Loughry, III
                                          President and Chief Executive Officer

                                  H.T.E., INC.
                           1000 Business Center Drive
                            Lake Mary, Florida 32746


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 16, 2000




To Our Shareholders:

         The Annual Meeting of Shareholders of the Company will be held on Thursday, November 16, 2000 at 9:30 a.m., at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida, for the following purposes, as described in the attached Proxy Statement:

1. To elect two members to the Company's Board of Directors to hold office until the 2003 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Stock Purchase Plan from 600,000 shares to 800,000 shares.

3. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Incentive Compensation Plan from 2,908,000 shares to 3,700,000 shares.

4. To consider and act upon a proposal to confer voting rights on 5,618,952 shares of Company common stock acquired by Tyler Technologies, Inc. from Dennis Harward and Jack Harward in a control share acquisition.

5. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on October 4, 2000 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                         By Order of the Board of Directors,


                                         L. A. Gornto, Jr.,
                                         Secretary

Lake Mary, Florida
Date: October 4, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                  H.T.E., INC.

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 16, 2000


         This Proxy Statement has been prepared and is furnished by the Board of Directors of H.T.E., Inc., a Florida corporation (the "Company"), in connection with the solicitation of proxies for the 2000 Annual Meeting of Shareholders of the Company, to be held at 9:30 a.m. on Thursday, November 16, 2000 at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of meeting.

         It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to shareholders on or about October 9, 2000. The Company's Annual Report filed on form 10-K, including audited financial statements for the fiscal year ended December 31, 1999, and the President's Letter to Shareholders are being mailed or delivered concurrently with this Proxy Statement. Neither the Annual Report nor the President's Letter are to be regarded as proxy soliciting material. The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746.


                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission without additional compensation in respect therefor. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.


                            PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

1. To elect two members to the Company's Board of Directors to hold office until the 2003 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

2. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Stock Purchase Plan from 600,000 shares to 800,000 shares.

3. To consider and act upon a proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Incentive Compensation Plan from 2,908,000 shares to 3,700,000 shares.

4. To consider and act upon a proposal to confer voting rights on 5,618,952 shares of Company common stock acquired by Tyler Technologies, Inc. from Dennis Harward and Jack Harward in a control share acquisition.

5. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting, and any adjournments or postponements thereof, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted
(a) FOR the election of all nominees for director, (b) FOR the proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Stock Purchase Plan from 600,000 shares to 800,000 shares, (c) FOR the proposal to increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Incentive Compensation Plan from 2,908,000 shares to 3,700,000 shares, (d) AGAINST conferring voting rights on 5,618,952 shares of Company common stock acquired by Tyler Technologies, Inc. from Dennis Harward and Jack Harward in a control share acquisition, and (e) in the discretion of the proxy holders as to any other matter which may properly come before the Annual Meeting.


                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on October 4, 2000 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 17,558,539 shares of common stock issued and outstanding, of which only 11,939,587 shares are entitled to be voted on each matter to be presented at the Annual Meeting on the basis of one vote for each share held. A majority of 11,939,587 shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

         In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker or nominee non-votes (instances where brokers or nominees are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are not. As to all matters to be voted on by shareholders at the Annual Meeting, abstentions and broker non-votes have no legal effect on whether a matter is approved. Directors or nominees are elected by a plurality of the votes cast. The affirmative vote of a majority of the votes cast is required for increasing the number of shares of the Company's common stock authorized to be issued under the 1997 Employee Incentive Compensation Plan and the 1997 Employee Stock Purchase Plan and any other matter that may be submitted to the vote of the shareholders.

         As of the Record Date, the directors and executive officers of the Company beneficially owned common stock representing 2.8% of the issued and outstanding shares of voting stock. Such persons have informed the Company that they intend to vote all of their shares of common stock FOR proposals 1, 2 and 3 and AGAINST proposal 4 set forth in this Proxy Statement.

         You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of October 4, 2000, with respect to the beneficial ownership of the Company's common stock by: (i) each shareholder known by the Company to be the beneficial owner of more than 5% of the Company's common stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all executive officers and directors as a group.


                                                 SHARES          PERCENTAGE OF
             NAME AND ADDRESS OF              BENEFICIALLY        OUTSTANDING
            BENEFICIAL OWNER(1)(2)              OWNED(3)         SHARES OWNED
            ----------------------            -----------        -------------

       Tyler Technologies, Inc. (4)             5,618,952              30%
            2800 West Mockingbird Lane
            Dallas, TX 75235

       L.A. Gornto, Jr. (5)                       346,435               2%
       O. F. Ramos (6)                            222,924               1%
       Brian B. Heafy (7)                          32,713               *
       Bernard B. Markey (8)                      111,000               1%
       Susan D. Falotico (9)                       72,265               *
       Gary Kaiser                                      -               *
       Gilbert O. Santos (10)                      26,832               *
       Joseph M. Loughry, III                      52,478               *
       Edward A. Moses (11)                        19,167               *
       George P. Keeley                            50,394               *
       Dennis J. Harward                                -               *
       All executive officers and directors
             as a group (13 persons) (12)         961,964             5.2%

------------------

 *   Less than one percent.

(1) Except as otherwise noted, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all securities owned by such person.

(2) Unless otherwise noted, the address of each person or entity listed is H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32764.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof either from the exercise of options or from the conversion of a security.

(4) It is the Company's position that these shares are non-voting shares since they were acquired in a transaction subject to the control share acquisition provisions of the Florida Business Corporation Act.

(5) Includes 277,435 shares of common stock that Mr. Gornto may acquire within 60 days from the date hereof upon exercise of stock options.

(6) Includes 20,000 shares of common stock that Mr. Ramos may acquire within 60 days from the date hereof upon exercise of stock options.

(7) Includes 32,713 shares of common stock that Mr. Heafy may acquire within 60 days from the date hereof upon exercise of stock options.

(8) Includes 10,500 shares of common stock that Mr. Markey may acquire within 60 days from the date hereof upon exercise of stock options.

(9) Includes 71,100 shares of common stock that Ms. Falotico may acquire within 60 days from the date hereof upon exercise of stock options.

(10) Includes 22,457 shares of common stock that Mr. Santos may acquire within 60 days from the date hereof upon exercise of stock options.

(11) Includes 6,667 shares of common stock that Mr. Moses may acquire within 60 days from the date hereof upon exercise of stock options.

(12) Excludes shares beneficially owned by former executive officers Gary Kaiser, Dennis Harward and Jack Harward.


              1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

NOMINEES

         The Company's Articles of Incorporation and Bylaws provide that the number of directors shall be a minimum of three and a maximum of nine, which number is fixed from time-to-time by the Board of Directors. The number of directors is currently fixed at six. The Company's Articles of Incorporation further provides that the Board of Directors shall consist of three classes of directors, as nearly equal in number as possible, to serve in staggered terms of office for three years. Messrs. O. F. Ramos and Edward A. Moses, as Class I Directors, serve until this 2000 Annual Meeting of Shareholders. Messrs. Joseph
M. Loughry, III and L.A. Gornto Jr., as Class II directors, serve until the 2001 Annual Meeting of Shareholders. Messrs. Bernard B. Markey and George P. Keeley, as Class III directors, serve until the 2002 Annual Meeting of Shareholders. The Company's officers serve at the discretion of the Board of Directors and are elected by the Board annually.

         Each director elected at the Annual Meeting will serve for a term expiring at the 2003 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Mr. Edward A. Moses and Mr. O.F. Ramos have been nominated as the Class I directors to be elected by the shareholders at this Annual Meeting, and proxies will be voted for Messrs. Edward A. Moses and Mr. O.F. Ramos absent contrary instructions.

         The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominee, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.


         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR DIRECTORS.

EXECUTIVE OFFICERS AND DIRECTORS

         The executive officers and directors of the Company are as follows:

       NAME                AGE                      POSITION
-----------------          ---      --------------------------------------------

Bernard B. Markey           36      Director - Class III and Chairman
Joseph M. Loughry, III      54      Director - Class II, and President and Chief
                                    Executive Officer
L. A. Gornto, Jr.           58      Director - Class II, and Executive Vice
                                    President, Secretary,
                                    Treasurer and General Counsel
Ronald E. Goodrow           49      Executive Vice President - Operations
Susan D. Falotico           37      Vice President and Chief Financial Officer
Gilbert O. Santos           40      Vice President - Product Solutions and
                                    Business Development
Brian B. Heafy              39      Vice President - Public Safety and Justice
James T. Vickers            42      Vice President - Sales and Marketing
Nancy D. Tallent            45      Vice President - Human Resources
William C. Barnett          46      Vice President - Integrated  Solutions
Edward A. Moses             58      Director - Class I
O. F. Ramos                 42      Director - Class I
George P. Keeley            69      Director - Class III


         Mr. Bernard B. Markey has been a director of the Company since 1995 and has served as Chairman since 1999. Mr. Markey is a Managing Partner of Advest New Century Capital, a private equity firm which he joined in September 1999. Mr. Markey was a general partner of Meridian Venture Partners, a privately-held venture capital fund, from 1995 through September 1999. Mr. Markey also serves on the Board of Directors of several privately-held companies. Mr. Markey is an officer and director of DemandStar.com, Inc ("DemandStar"), a subsidiary of the Company.

         Mr. Joseph M. Loughry, III joined the Company in January 2000 as President and Chief Executive Officer. He also serves as a director. Mr. Loughry's background includes several years at General Electric Information Services where he was involved in sales and product development. Mr. Loughry also served in senior management positions at Goal Systems, Inc., UCCEL Corporation, and Legent Corporation. Mr. Loughry held several positions with First Union Corporation from January 1993 through January 1999. These positions include Chief Executive Officer of Nationwide Remittance Centers, Inc., which was acquired by CoreStates Bank (now part of First Union Corporation). Mr. Loughry thereafter became the President and Chief Executive Officer of Questpoint Holdings, Inc., a $300 million revenue information technology affiliate of the bank. During 1999, Mr. Loughry was temporarily retired.

         Mr. L. A. Gornto, Jr. was appointed as a member of the Company's Board of Directors in August 1999. Mr. Gornto joined the Company in January 1997 and also serves as Executive Vice President, Secretary and General Counsel. Since 1988, Mr. Gornto has been engaged in the private practice of law in central Florida and provides legal services to the Company as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President-Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc. Mr. Gornto is an attorney-at-law and certified public accountant licensed in the states of Florida and Georgia. Mr. Gornto is an officer and director of DemandStar, a subsidiary of the Company.

         Mr. Ronald E. Goodrow rejoined the Company September 11, 2000 as Executive Vice President - Operations. Mr. Goodrow's responsibilities include the Company's product divisions and professional services organization, with a focus on continuing to improve quality and customer service. Mr. Goodrow initially joined HTE in 1988 as Director of Operations. During his tenure with the Company, he was instrumental in the creation of the Company's product implementation methodology, its customer support systems and the formation of a professional services consulting division. Goodrow resigned from HTE in 1998 to pursue other business opportunities. Most recently, he was with a subsidiary of Tyler Technologies, Inc., where he was responsible for sales and implementation of the Munis product line for the southern region of the United States. Prior to his initial employment with HTE, he served as vice president of field operations and director of customer support for the Travenol Corporation, now part of McKesson HBOC, which specializes in software for the healthcare industry. He began his career in the software industry at GCC Beverages, Inc., where he was responsible for development, implementation and support of the software systems used by the company's franchises.

         Ms. Susan D. Falotico joined the Company in 1995 and serves as Vice President and Chief Financial Officer. Ms. Falotico first served as the Controller and Chief Accounting Officer and in 1997 was appointed Vice President. Ms. Falotico was employed as an officer of the Company until July 19, 1999. She served as interim CFO from September 13, 1999 to January 28, 2000, at which time she was reappointed as CFO and an officer of the Company. From 1988 to 1995, Mrs. Falotico served as Controller of the Newtrend Division of EDS, Inc., a systems integration company, where she headed the Financial Accounting and Corporate Planning Department. From 1986 to 1988, Ms. Falotico was a Financial Analyst for ISI, a division of Mars, Inc., a food company, where she was responsible for monthly financial reporting and for coordinating a $70 million budget.

         Mr. Gilbert O. Santos joined the Company in September 1998 and currently serves as its Vice President - Product Solutions and Business Development. From 1998 to 1999 Mr. Santos served as Vice President - Customer Services, responsible for various functional areas including customer support and training, documentation and media, software quality assurance and testing, service management and project management and implementation. Mr. Santos held various marketing and engineering management positions with the Land Mobile Products Sector of Motorola, Inc. from 1983 to September 1998, most recently as Director of Operations.

         Mr. Brian B. Heafy joined the Company in August 1994 and currently serves as Vice President - Public Safety and Justice. From 1998 to 1999, Mr. Heafy served as Vice President of Human Resources & Organizational Development. From 1994 to 1998, Mr. Heafy served as the Company's Director of Public Safety and Justice Systems division, where he was responsible for consolidating three operating groups into one and for improving customer satisfaction, revenue growth and profit. From 1990 to 1994, Mr. Heafy served as Manager of Information Services for the City of Coral Springs, Florida. His major responsibilities included the successful implementation of a multi-million dollar information technology project. From 1987 to 1990, Mr. Heafy served as Program Manager for CACI, Inc., Federal division. Prior to 1987, Mr. Heafy served in various technical management and staff capacities with the United States Marine Corps.

         Ms. Nancy D. Tallent joined the Company in May 1999 and serves as Vice President - Human Resources and is also responsible for Facilities Management. From 1997 to 1999, Ms. Tallent was the Director of Human Resources for Seminole County Government, Seminole County, Florida, where she had previously served as the Assistant Human Resources Director from 1992 to 1995. From 1995 to 1997, she was the Human Resources Manager for Orange County Government, Orange County, Florida. From 1989 to 1992, Ms. Tallent was the Human Resources Manager for the Orlando Science Center, Orlando, Florida.

         Mr. James T. Vickers joined the Company in April 1991 and currently serves as Vice President - Sales and Marketing. From April 1991 until June 1994, Mr. Vickers was one of the Company's account executives for the state of Florida. In June 1994, Mr. Vickers transferred to the State of North Carolina, where he was responsible for developing the Mid-Atlantic states for the Company as a senior account executive. From January 1999 to April 2000, Mr. Vickers served as the eastern regional manager for the Company, with responsibility for all sales activity from Eastern Canada to the Caribbean. In April 2000, Mr. Vickers was promoted to Vice President of Sales and Marketing for the Company and charged with the mission of restructuring the Company's national sales and marketing strategy. Prior to joining the Company, Mr. Vickers was a vice president at Coral Gables Federal in Florida and later served as a senior lending officer with Southeast Bank.

         Mr. William C. Barnett joined the Company in July 1988, and was appointed as Vice President - Integrated Solutions in May 2000. From 1999 to 2000, Mr. Barnett served as the Director of Financial Applications. During his twelve-year tenure, Mr. Barnett has worked with a broad range of HTE applications, giving him intimate knowledge of cross-application integration. He began his career with the Company as a programmer analyst for Utility Billing applications and subsequently served as product manager for Fleet Management, Tax Billing, Fire Records Systems, and Case Management. He also served as applications manager for the Company's AS/400 Public Safety and Justice products. Prior to joining the Company, Mr. Barnett worked as a programmer and systems analyst for the City of Orlando and for a private sector company.

         Mr. Edward A. Moses was appointed as a member of the Company's Board of Directors in December 1998. Mr. Moses served as dean of the Roy E. Crummer Graduate School of Business at Rollins College from 1994 to 2000, and as a professor of finance since 1989. He currently holds the position of Bank of America Professor of Finance. From 1985 to 1989 he served as dean and professor of finance at the University of North Florida. He has also served in academic and administrative positions at the University of Tulsa, Georgia State University and the University of Central Florida, and currently serves as a faculty member in the Graduate School of Banking of the South. Mr. Moses also serves as a director of CNL Health Care Properties, Inc., a publicly-held real estate holding company. Mr. Moses received a B.S. in Accounting from the Wharton School at the University of Pennsylvania and a Masters of Business Administration and Ph.D. in finance from the University of Georgia in 1971. Mr. Moses is a director of DemandStar, a subsidiary of the Company.

         Mr. O. F. Ramos was appointed to the Board of Directors in August 1998. He currently serves as Chief Executive Officer, President and a director of DemandStar, a subsidiary of the Company. Formerly, Mr. Ramos served as Executive Vice President of the Company and President of HTE-UCS, Inc., a wholly-owned subsidiary of the Company from June 1998 to November 1999. From 1986 to 1998, Mr. Ramos served as the President and Chief Executive Officer of UCS, Inc. As the co-founder of UCS, Inc., he was responsible for the corporate direction and financial development of that company and for overseeing operations. Prior to 1986, Mr. Ramos served in various engineering and management capacities at Motorola, Inc., where he was responsible for the development of diverse software and hardware projects for several platforms.

         Mr. George P. Keeley was appointed as a member of the Company's Board of Directors in July 2000. Mr. Keeley brings many years of experience in a wide variety of business roles. Some highlights of his career include senior management roles with Victor Palmieri & Company, Keeley Management Company, PQ Corporation and Meridian Venture Partners, among others. From 1985 to 1996 Mr. Keeley was Chairman of the Board of PQ Corporation, a privately held, global manufacturer of industrial and specialty chemicals. From 1986 to 1997 he was General Partner of Meridian Venture Partners, a pre-IPO investor in HTE. From 1979 to 1993 he was the CEO and owner of Keeley Management Company, a specialized investment banking firm. Over the years Mr. Keeley served as a director of many other public and private companies. He was Chairman of both the Buckeye Pipeline Company and the Detroit Toledo and Ironton Railroad. In addition to his board position with HTE, Mr. Keeley is a director of the Clearfield Companies, an oil and natural gas transport and propane distribution company and of the Rockland Growth Fund, a small cap mutual fund.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's officers and directors and greater than ten percent shareholders (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 1999, all the Reporting Persons complied with all applicable filing requirements.


MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company held eight meetings during its fiscal year ended December 31, 1999 and took action 26 times by written consent. The Board has an Audit Committee and a Compensation

Committee, each of which met four times during the fiscal year ended December 31, 1999. The Company does not have a nominating committee. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees of which they are members.

         The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including selection and retention of the Company's independent accountants. Effective July 27, 2000, the Audit Committee is comprised of Edward A. Moses, Chairman, George P. Keeley and O.F. Ramos.

         The Compensation Committee administers the Company's compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. Effective July 27, 2000, the Compensation Committee is comprised of George P. Keeley, Chairman, Edward A. Moses and O.F. Ramos.


COMPENSATION OF DIRECTORS

         The Company reimburses all directors for the expenses incurred in attending meetings of the Board of Directors. Directors who are officers of the Company receive no additional compensation for service as DIRECTORS. Non-employee directors receive $1,000 per day for attending Board and committee meetings and are eligible for option grants under the Company's 1997 Employee Incentive Compensation Plan. During fiscal year 1999, the Company granted to Bernard Markey options to acquire 10,000 shares of the Company's common stock. The option has an exercise price of $2.06 per share and vests over a one-year period. The Company also granted to Edward Moses an option to acquire 3,333 shares of the Company's common stock. The option has an exercise price of $2.06 per share and vests after one year. Additionally, in 1999, the Company granted to O.F. Ramos an option to acquire 20,000 shares of the Company's common stock. The option has an exercise price of $2.06 per share and vests immediately. During fiscal year 1998, the Company granted to Mr. Moses an option to acquire 10,000 shares of the Company's common stock. The option has an exercise price of $8.38 per share and vests over a three-year period. The options were granted under the Company's 1997 Employee Incentive Compensation Plan.

                  INFORMATION REGARDING EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid by the Company for services performed on the Company's behalf during the fiscal years ended December 31, 1999, 1998 and 1997 with respect to the Company's Chief Executive Officer and the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who served as such on December 31, 1999, and whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (the "Named Executive Officers").


                                                                               LONG-TERM
                                                                             COMPENSATION
                                            ANNUAL COMPENSATION(1)              AWARDS
                                      -------------------------------------   SECURITIES
   NAME AND PRINCIPLE       FISCAL                           OTHER ANNUAL     UNDERLYING      ALL OTHER
        POSITION             YEAR     SALARY     BONUS(2)   COMPENSATION(3)   OPTIONS(#)     COMPENSATION
   ------------------       ------    ------     --------   ---------------  ------------    ------------

Dennis J. Harward(4)       12/31/99   204,167            -             -          -          $ 179,800(5)
      Former Chairman,     12/31/98   351,618      237,500         6,999          -              7,813(6)
      President and        12/31/97   260,417      140,000        35,883          -              7,813(6)
      Chief Executive
      Officer

O.F. Ramos(14)             12/31/99   160,000            -             -          -              4,800(6)
      Executive Vice       12/31/98   155,833       84,685             -          -             48,886(7)
      President - HTE-UCS  12/31/97   150,000       10,394             -          -              4,750(6)

Gilbert O. Santos          12/31/99   154,166            -             -          -             22,505(8)
      Vice President -     12/31/98    42,115                                     -             27,897(8)
      Product Solutions    12/31/97         -                                     -
      and Business
      Development

Brian B. Heafy             12/31/99   146,667            -             -          -              1,650(6)
      Vice President-      12/31/98   113,591       62,972             -          -              1,650(6)
      Public Safety and    12/31/97   123,585            -             -          -              4,966(9)
      Justice

Gary Kaiser(10)            12/31/99   102,980            -             -          -             21,500(11)
      Vice President       12/31/98         -            -             -          -                  -
                           12/31/97         -            -             -          -                  -

Susan D. Falotico(12)      12/31/99   102,500            -             -          -             118,000(13)
      Vice President and   12/31/98   135,000       53,325             -          -              4,050(6)
      Chief Financial      12/31/97    99,375       50,755             -          -              2,981(6)
      Officer

---------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officers. The aggregate amount of such compensation for each Named Executive Officer is less than 10% of the total annual salary and bonus.

(2) The Company has a Management Bonus Plan under which annual bonuses to its executive officers and employees are based primarily on certain performance criteria. The Board of Directors intends to continue this policy in the future. See "Annual Incentive Compensation Bonuses."

(3) Represents special compensation paid pursuant to an agreement dated November 9, 1994, which provided for approximately $2,333 per month for Dennis Harward until March 31, 1998.

(4)  Mr. Harward was employed with the Company until August 3, 1999.

(5) Represents $175,000 of severance pay and $4,800 in matching contributions to Mr. Harward's account under the Company 401(k) savings plan.

(6) Represents matching contributions to the accounts of the Named Executive Officers under the Company's 401(k) savings plan.

(7) Represents $44,136 of deferred salary from 1993 and $4,750 in matching contributions to Mr. Ramos' account under the Company's 401(k) savings plan.

(8)  Represents relocation moving expenses.

(9) Includes $3,316 in relocation moving expenses and $1,650 in matching contributions to Mr. Heafy's account under the Company's 401(k) savings plan.

(10) Mr. Kaiser was employed as an officer of the Company from April 12, 1999 to October 15, 1999.

(11) Represents severance pay.

(12) Ms. Falotico was employed as an officer of the Company until July 19, 1999. She served as interim CFO from September 13, 1999 to January 28, 2000, at which time she was re-appointed as CFO and an officer of the Company.

(13) Represents $58,950 in contract employment, $55,000 in severance and $4,050 in matching contributions to Ms. Falotico's account under the Company's 401(k) savings plan.

(14) Mr. Ramos was employed by the Company until November 1, 1999.



STOCK OPTIONS GRANTED IN FISCAL 1999

         The following table sets forth certain information concerning grants of options made during fiscal 1999 to the Named Executive Officers.


                                                                                        POTENTIAL REALIZED
                                                                                               VALUE
                                                                                        AT ASSUMED ANNUAL
                      NUMBER OF         PERCENT                                                RATES
                      SECURITIES        OF TOTAL                                          OF STOCK PRICE
                      UNDERLYING      OPTIONS/SARs      EXERCISE                           APPRECIATION
                       OPTIONS/        GRANTED TO       OR BASE                        FOR OPTION TERM(1)
                         SARs          EMPLOYEES         PRICE       EXPIRATION       ---------------------
       NAME           GRANTED (#)       IN 1999        ($/Sh)(2)        DATE            5%($)       10%($)
       ----           -----------     ------------     ---------     ----------       -------       -------

Dennis J. Harward       32,000             3%           $ 2.75        3/17/2009(4)    $  55,343   $ 140,249

O.F. Ramos              20,000             2%           $ 2.06       10/01/2009       $  25,948   $  65,758

Gilbert O. Santos       50,000             5%           $ 5.00        2/11/2009       $ 157,224   $ 398,436
                       100,000            10%           $ 2.00       10/20/2009       $ 125,779   $ 318,748

Brian B. Heafy          50,000             5%           $ 2.75        3/17/2009       $  86,473   $ 219,140
                       100,000            10%           $ 2.00       10/20/2009       $ 125,779   $ 318,748

Gary Kaiser (3)         50,000             5%           $ 3.00        8/15/2000(3)    $  94,334   $ 239,061

Susan D. Falotico       50,000             5%           $ 2.75        3/17/2009       $  86,473   $ 219,140


--------------------

(1) The dollar amounts set forth in these columns are the result of calculations at the five percent and ten percent rates set by the SEC, and therefore are not intended to forecast possible future appreciation, if any, of the market price of the common stock.

(2)  Fair market value as of the date of grant.

(3) Expiration date accelerated to August 15, 2000 in connection with termination of employment.

(4)  Expired under termination provisions of stock option agreement.

AGGREGATE STOCK OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

         The following table sets forth certain information concerning option exercises in fiscal 1999, the number of stock options held by the Named Executive Officers as of December 31, 1999 and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

                                                            NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                            OPTIONS/SARs HELD AT         MONEY OPTIONS/SARs AT FISCAL
                         NUMBER OF                           FISCAL YEAR END (#)                  YEAR END (1)
                      SHARES ACQUIRED      VALUE         ----------------------------    ----------------------------
      NAME            ON EXERCISE(#)     REALIZED($)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----            ---------------    -----------     -----------    -------------    -----------    -------------

Dennis J. Harward              -              -                 -               -                 -               -
O.F. Ramos                     -              -            20,000               -         $  78,740               -
Gilbert O. Santos              -              -            13,171         151,829         $  40,684       $ 409,316
Brian B. Heafy                 -              -            65,831         105,369         $ 225,301       $ 364,441
Gary Kaiser                    -              -            20,000               -         $  60,000               -
Susan D. Falotico              -              -            71,200          31,800         $ 231,400       $ 103,350




---------------

(1) The closing sale price for the Company's common stock as reported by the NASDAQ National Market System on December 31, 1999 was $6.00 per share. Value is calculated by multiplying (a) the difference between $6.00 and the option exercise price by (b) the number of shares of common stock underlying the option.


EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

         In August 1999, Dennis J. Harward, the Company's then President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's then Executive Vice President, resigned as officers of the Company, resulting in the termination of their employment agreements and severance agreements with the Company. In connection with their resignations, they entered into a separation agreement with the Company in August 1999. Under the terms of the agreement, Dennis Harward received a lump sum payment of $175,000 and Jack Harward received a lump sum payment of $71,250 (representing one-half of their respective annual base salaries), less applicable tax withholdings, plus amounts incurred by them to retain their health insurance coverage for a six month period. In addition, the agreement provides each of Messrs. Dennis Harward and Jack Harward are to receive their then base annual salaries ($350,000 and $142,500, respectively) for a period of 18 calendar months commencing with the month of February 2000, less applicable tax withholdings, and payable in accordance with the Company's normal payroll practices. Also, the Company agreed to reimburse them for amounts incurred by them to retain their health insurance coverage under COBRA or the equivalent. Although the agreement provided that Messrs. Dennis Harward and Jack Harward would continue as directors of the Company for their respective terms, subject to their retaining a threshold percentage ownership of the Company, they effectively resigned as directors of the Company after selling most of their equity interest in the Company. The separation agreement also provides, among other things, a voting agreement prohibiting the Harwards (until August 3, 2001) from soliciting proxies in opposition to the recommendations of the Company's board of directors on any matters and to vote their shares in favor of all nominees to, and proposals of, the board of directors. The separation agreement incorporates the confidentiality provisions and non-competition provisions of the terminated employment agreements. Under those terms, the Harwards are prohibited from competing with the Company for a period of two years from the date of termination of their employment agreements.

         On June 1, 1998, the Company entered into an employment agreement with
O. F. Ramos, the former Executive Vice President of the Company. Mr. Ramos resigned as an officer of the Company on October 31, 1999.

         Effective September 1998, the Company entered into an employment agreement with Gilbert O. Santos, the Company's Vice President - Product Solutions and Business Development, and in October 1999, the Company amended his agreement. The amended agreement provides for a base salary and incentive compensation payments based on performance. Mr. Santos' current base salary is $170,000. Mr. Santos' agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for a two-year initial term with successive one-year renewals thereafter. The agreement provides for a six-month severance arrangement upon termination without Cause. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

         Effective October 19, 1999, the Company entered into an employment agreement with Brian B. Heafy, the Company's Vice President - Public Safety and Justice. The agreement provides for a base salary and incentive compensation payments based on performance. Mr. Heafy's current base salary is $170,000. Mr. Heafy's agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for a two-year initial term with successive one-year renewals thereafter. The agreement provides for a six-month severance arrangement upon termination without Cause. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

         On January 28, 2000, the Company entered into an employment agreement with Susan D. Falotico, the Company's Vice President and Chief Financial Officer. The agreement provides for a base salary and incentive compensation payments based on performance. Ms. Falotico's current base salary is $170,000. Ms. Falotico's agreement provides for a bonus aggregating up to a maximum of 50% of her annual base salary if certain performance goals are met. The agreement provides for an initial term through December 31, 2001 with successive one-year renewals thereafter. The agreement provides for a six-month severance arrangement upon termination without Cause. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for one year thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

         On January 17, 2000, the Company entered into an employment agreement with Joseph M. Loughry, III, the Company's President and Chief Executive Officer. The agreement provides for a base salary and incentive compensation payments based on performance. Mr. Loughry's current base salary is $270,000. Mr. Loughry's agreement provides for a bonus aggregating up to a maximum of 50% of his annual base salary if certain performance goals are met. The agreement provides for an initial term through January 17, 2004. At the end of the initial term, this agreement shall automatically renew and continue until terminated by either of the parties upon no less than 90 days notice. The agreement provides for a nine month severance arrangement upon termination without Cause if within the first two years of the initial employment agreement, and for a period of six months thereafter. The agreement contains confidentiality provisions and also prohibits the executive from competing with the Company during the term of the agreement and for two years thereafter. Upon resignation, the Company shall pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.


ANNUAL INCENTIVE COMPENSATION BONUSES

         The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Bernard B. Markey and Edward A. Moses, members of the Company's Compensation Committee during fiscal 1999, are also members of the Board of Directors of DemandStar.com, Inc. ("DemandStar"), in which the Company has an equity interest. DemandStar's Board of Directors constituted its compensation committee during fiscal 1999. Accordingly, an interlocking relationship existed between Messrs. Markey and Moses, as the Company's Compensation Committee during fiscal 1999 and the members of DemandStar's Board of Directors. Other than Messrs. Markey and Moses, none of the Company's executive officers or directors presently serve, or in the past served, on the compensation committee of another company whose directors or executive officers served on the Company's Board of Directors.


1997 EMPLOYEE STOCK PURCHASE PLAN

         The 1997 Employee Stock Purchase Plan was approved by the Board of Directors in July 1997 and was ratified by shareholders at the 1998 annual meeting. For a summary of the Plan, please refer to the description under "2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN FROM 600,000 SHARES TO 800,000 SHARES."


1997 EMPLOYEE INCENTIVE COMPENSATION PLAN

         The Employee Incentive Compensation Plan was established by the Company's Board of Directors and ratified by shareholders in January 1997. For a summary of the Plan, please refer to the description under "3. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN FROM 2,908,000 SHARES TO 3,700,000 SHARES."







               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee of the Board of Directors during fiscal year 1999 consisted of Bernard B. Markey and Edward A. Moses. Each Compensation Committee member is a non-employee director of the Company. The Compensation Committee administers the Company's executive compensation program, monitors corporate performance and its relationship to compensation for executive officers, and makes appropriate recommendations concerning matters of executive compensation.

COMPENSATION PHILOSOPHY

         The Company has developed and implemented a compensation program that is designed to attract, motivate, reward and retain the broad-based management talent required to achieve the Company's business objectives and increase shareholder value. There are two major components of the Company's compensation program: base salary and incentives, each of which is intended to serve the overall compensation philosophy.

BASE SALARY

         The Company's salary levels for executive officers, including its Chief Executive Officer, are intended to be consistent with competitive pay practices of similarly-sized companies within the industry. In determining executive officers' salaries, the Compensation Committee considers level of responsibility, competitive trends, the financial performance and resources of the Company, general economic conditions, as well as factors relating to the particular individual, including overall job performance, level of experience and prior service, ability, and knowledge of the job.

INCENTIVES

         Incentives consist of stock options and cash bonus awards. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potential for financial gain from increases in the Company's stock price. This approach closely aligns the best interests of shareholders and executives and employees. Therefore, executives and other employees are eligible to receive stock options, giving them the right to purchase shares of the Company's common stock at a specified price in the future. Stock option grants are determined by the Company's Board of Directors. The grant of options is based primarily on a key employee's potential contribution to the Company's growth and profitability, as measured by the market value of the Company's common stock. The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.

                                       Respectfully submitted,

                                       THE COMPENSATION COMMITTEE


                                       Bernard B. Markey      Edward A. Moses

                            STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Company's common stock (Company Index) with the cumulative total return of the NASDAQ Stock Market (Market Index) and the NASDAQ Computer and Data Processing Stocks (Peer Index) for the period commencing June 11, 1997 (the date on which trading in the Company's common stock commenced) through December 31, 1999, assuming an investment of $100 and the reinvestment of any dividends. The base price for the Company's stock is the initial public offering price of $5.50 per share. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's common stock.




                                [OBJECT OMITTED]




                   CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

         L.A. Gornto, Jr., the Company's Executive Vice President, General Counsel and Secretary, has performed certain legal services for the Company through his law firm, L. A. Gornto, Jr., P.A., for which the Company paid approximately $191,696 during fiscal 1999, and from which office rent, secretarial and certain other expenses incurred by Mr. Gornto in providing such services were paid.

         Pursuant to a registration statement filed with the Securities and Exchange Commission, DemandStar.com, Inc. ("DemandStar") (then, a wholly-owned subsidiary of the Company) completed a rights offering of its common stock for $1.00 per share as of May 1, 2000. Rights to purchase an aggregate of 6,374,080 shares of common stock were exercised for total offering proceeds of $6,374,000. As a result, the Company's common stock ownership of DemandStar was reduced to below twenty percent.

         O. R. Ramos, a director of the Company, entered into a three-year employment agreement with DemandStar, effective November 1, 1999, under which he serves as DemandStar's Chief Executive Officer. The agreement provides for an annual salary of $160,000 and incentive compensation payments based on performance. Pursuant to the employment agreement, Mr. Ramos was granted stock options under DemandStar's stock option plan to purchase an aggregate of 990,000 shares of DemandStar common stock at $1.00 per share. The options have various vesting schedules and performance requirements.

         Bernard B. Markey, a director of the Company, and L. A. Gornto, Jr., a director and officer of the Company, entered into three-year part-time employment agreements with DemandStar, effective December 15,

1999, under which Mr. Markey serves as a financial assistant to DemandStar's principal executive officers and Mr. Gornto currently serves as Executive Vice President, Secretary and General Counsel. Each agreement provides for an annual salary of $12,000 for up to 200 hours of each such executive's time per year. If either executive is required to devote more than 16 hours of time in any particular month, then he will be paid $1,000 per day in addition to his base salary. Further, Mr. Gornto's agreement provides for a mutually agreed higher compensation amount if he devotes more than 40 hours in any calendar month to DemandStar. Pursuant to the employment agreements, each executive received options to purchase an aggregate of 90,000 shares of DemandStar common stock at $1.00 per share, with incremental vesting schedules.

         On December 15, 1999, DemandStar entered into a three-year consulting agreement with Edward A. Moses, a director of the Company, pursuant to which Mr. Moses provides consulting services to DemandStar regarding strategic planning, operations matters, growth and development matters and other areas as requested by DemandStar. In exchange for those services, DemandStar granted Mr. Moses options to purchase a total of 90,000 shares of DemandStar common stock at $1.00 per share, which options vest incrementally.

         In connection with DemandStar's rights offering, the Company and O.F. Ramos, L. A. Gornto, Jr., Bernard B. Markey, and Edward A. Moses, directors of the Company, agreed to add capital to DemandStar in the event DemandStar did not receive $5,000,000 in gross proceeds from its rights offering. In consideration of such a commitment, DemandStar issued a total of 1,000,000 warrants to the Company and Messrs. Ramos, Gornto, Markey and Moses, entitling them to purchase an aggregate of 1,000,000 shares of DemandStar common stock at an exercise price of $2.00 per share. Of that total amount, each of the individuals received warrants to purchase 125,000 shares of DemandStar common stock and the Company received warrants to purchase 500,000 shares of DemandStar common stock. At the time the warrants were issued, they were independently appraised at $0.05 per warrant.

         In DemandStar's rights offering, Messrs. O.F.. Ramos, Bernard B. Markey, L.A. Gornto, Jr., and Edward Moses acquired for $1.00 per share an aggregate of 656,821 restricted shares of DemandStar common stock, representing the rights to which they were entitled in the rights offering. Messrs. Ramos, Markey and Moses, together with certain other officers of DemandStar, purchased from the shares of unsubscribed common stock available on the closing date of DemandStar's rights offering, an additional 718,568 shares of common stock for $1.00 per share. The acquisition was made to assure of DemandStar sufficient initial capital from its rights offering. All shares issued to Messrs. Ramos, Gornto, Markey, Moses and the other participating officers were restricted shares.



2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN FROM 600,000 SHARES TO 800,000 SHARES.

         The Company's 1997 Employee Stock Purchase Plan (the "ESPP") is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Currently, 600,000 shares of the Company's common stock have been reserved for issuance over the term of the ESPP, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The purpose of the ESPP is to encourage stock ownership in the Company by employees of the Company and those subsidiaries of the Company designated by the Company's Board of Directors as eligible to participate, thereby enhancing employee interest in the continued success and progress of the Company.

         As of August 31, 2000, 16,416 shares remain available for issuance under the ESPP.

AMENDMENT TO THE PLAN

         On July 15, 2000, the Board of Directors unanimously approved, subject to approval of the Company's shareholders, an amendment to the ESPP to increase the number of shares reserved for issuance under the ESPP from 600,000 to 800,000. As noted above, only 16,416 shares currently remain eligible for grant under the ESPP. A copy of the entire text of the ESPP, as proposed to be amended, is attached as Exhibit A. The summary, set forth below, is qualified in its entirety by reference to the attached full text of the proposed revised ESPP. Shareholders are encouraged to read the actual text of the ESPP in its entirety.

         The purpose of increasing the number of shares available for issuance is to ensure that the Company will continue to be able to grant options as incentives to its eligible employees upon whose efforts the Company relies for its continued success and development.


SUMMARY

         The ESPP is currently administered by the Board of Directors (the "Board"). The ESPP gives broad powers to the Board or a Board-appointed committee to administer and interpret the ESPP.

         The ESPP permits employees to purchase stock of the Company at a favorable price and possibly with favorable tax consequences to the participants. However, any participant who would own (as determined under the Code), immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of the Company will not be granted an option under the ESPP. As of the Record Date, there were approximately 555 persons eligible to participate in the ESPP, of which there were approximately 150 actual participants, excluding executive officers.

         Under the ESPP, eligible employees may elect to participate in the ESPP on January 1 or July 1 of each year (except in 1997, when the election date was September 1, 1997). On the date he becomes a participant, and on the first business day in January and July thereafter, subject to certain limitations determined in accordance with calculations set forth in the ESPP, an eligible employee is granted a right to purchase shares of common stock (up to a maximum of 500 shares) on the last business day on or before each June 30 and December 31 during which he is a participant. Upon enrollment in the ESPP, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 25% of the participant's compensation on each payroll date. Unless the participant withdraws from the ESPP, the participant's option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to such option shall be purchased for the participant at the applicable exercise price with the accumulated ESPP contributions then credited to the participant's account under the ESPP. The option exercise price per share may not be less than 85% of the lower of the market price on the first day of the offering period or the market price on the exercise date, unless the participant's entry date is not the first day of the offering period, in which case the exercise price may not be lower than 85% of the market price of the common stock on the entry date.

         As required by tax law, no participant may receive an option under the ESPP for shares which have a fair market value in excess of $25,000 for any calendar year, determined at the time such option is granted. Any funds not used to purchase shares will remain credited to the participant's bookkeeping account and applied to the purchase of shares of common stock in the next succeeding purchase period. No interest is paid by the Company on funds withheld, and such funds are used by the Company for general operating purposes.

         No plan contributions or options granted under the ESPP are assignable or transferable, other than by will or by the laws of descent and distribution or as provided under the ESPP. During the lifetime of a participant, an option is exercisable only by such participant. The expiration date of the ESPP will be determined by the Board and may be made any time following the close of any six-month exercise period, but may not be longer than ten years from the date of the grant. Under circumstances of dissolution or liquidation, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of merger or a sale of all or substantially all of the Company's assets, each option under the ESPP shall be assumed or an equivalent option substituted by the successor corporation, unless the Board, in its sole discretion, accelerates the date on which the options may be exercised. No option may be granted under the ESPP after September 1, 2007. The unexercised portion of any option granted to an employee under the ESPP shall be automatically terminated immediately upon the termination of the employee's employment for any reason, including retirement or death.

         The ESPP provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends.

         The Board or the committee may amend, suspend or terminate the ESPP at any time, provided that such amendment may not change any option which adversely affects the rights of the holder of the option and the ESPP may not be amended if such amendment would in any way cause rights issued under the ESPP to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code, or would cause the ESPP to fail to comply with Rule 16b-3 of the Exchange Act of 1934, as amended.

         As of August 31, 2000, 583,584 shares of common stock had been purchased under the ESPP. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the ESPP. If any option granted under the ESPP expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the ESPP.

SECURITIES ACT REGISTRATION

         The Company registered the shares of common stock currently available for issuance under the ESPP pursuant to a Registration Statement on Form S-8 filed with the SEC. The Company intends to register on Form S-8 the additional shares of common stock that will be available for issuance under the ESPP, after approval of the proposed amendment thereto.

FEDERAL INCOME TAX EFFECTS

         Options granted under the ESPP are intended to qualify for favorable tax treatment to the employees under Sections 421 and 423 of the Code. Employee contributions are made on an after-tax basis. A capital gain or capital loss on common stock purchased under the ESPP would not be realized until the participant would sell the shares of common stock. If a participant disposes of shares two years or more after the date of the beginning of the purchase period when the shares were acquired, and more than one year after the shares are purchased, the participant would recognize as ordinary income the lesser of: (i) the excess of the fair market value of the shares on the date of sale over the price paid or (ii) the discount (currently 15%) of the fair market value of the shares at the beginning of the purchase period(s). Additionally, the participant would recognize a long-term capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus any amount taxed as ordinary compensation income). If a participant disposes of shares within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased, the participant would recognize ordinary compensation income equal to the excess of the fair market value of the shares on the purchase date(s) over the price paid for the shares. Additionally, the participant would recognize a capital gain or loss (within the meaning of the Code) equal to the difference between the amount realized from the sale of the shares and the basis (the basis would be the purchase price plus the amount taxed as ordinary compensation income). If the participant held the shares for more than one year, the capital gain or loss would be a long-term gain or loss. The Company would not receive an income tax deduction upon either the grant or exercise of the option by the participant, but generally would receive a deduction equal to the ordinary compensation income required to be recognized by the participant as a result of the disposition of the shares if the shares are disposed of by the participant within two years of the date of the beginning of the purchase period when the shares were acquired, or within one year after the shares are purchased.

IMPORTANCE OF CONSULTING TAX ADVISOR

         The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current Federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any participant in the ESPP may depend on his or her particular situation, each participant should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the acquisition or disposition of common stock under the ESPP.

SHARES PURCHASED UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN

         The following table sets forth certain information as of December 31, 1999 regarding shares purchased during fiscal 1999 under the ESPP by the persons and groups indicated.


                                                     AGGREGATE           AGGREGATE              AGGREGATE
                                                       NUMBER             PURCHASE                DOLLAR
                                                     OF SHARES         PRICE PAID TO            VALUES AT
        NAME AND POSITION OR GROUP (1)               PURCHASED          THE COMPANY         PURCHASE DATES (2)
        ------------------------------               ---------        --------------        ------------------
All executive officers named in the Summary                 -                    -                     -
     Compensation  table

All  current directors who are not executive                -                    -                     -
     officers as  a group (3 persons)

All current executive officers as a group
     (13 persons)                                       1,437          $     5,789             $   1,022

All employees as a group, other than executive        297,909          $ 1,063,299             $ 187,647
     officers (555 persons)

------------------

(1) Mr. Dennis J. Harward is a former named officer but was not eligible to purchase shares under the ESPP.
(2) Aggregate Dollar Values at purchase dates represents the aggregate market value of the shares acquired on the purchase dates in 1999, less the aggregate purchase price paid for such shares under the ESPP. Purchase dates during 1999 occurred on January 12, and July 12, 1999.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board believes that shares granted under the ESPP have been and will be awarded to all employees presently meeting the existing eligibility requirements, except no one plan participant may be granted an aggregate number of shares with a fair market value exceeding $25,000 in any calendar year as determined at the beginning of each purchase period as defined under the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN FROM 600,000 SHARES TO 800,000 SHARES.

3. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN FROM 2,908,000 SHARES TO 3,700,000 SHARES.

         The terms of the Company's 1997 Employee Incentive Compensation Plan (the "Plan") provide for grants of stock options (incentive and non-statutory), stock appreciation rights ("SARs") and restricted stock to employees, directors and consultants of the Company capable of contributing to the Company's performance.

         As of August 31, 2000, 143,879 shares remain available for issuance under the Plan.

AMENDMENT TO THE PLAN

         On July 15, 2000, the Board unanimously approved, subject to approval of the Company's shareholders, an amendment to the Plan to increase the number of shares issuable from 2,908,000 to 3,700,000. As noted above, only 143,879 shares currently remain eligible for grant under the Plan. A copy of the entire text of the Plan, as proposed to be amended, is attached as Exhibit B. The summary, set forth below, is qualified in its entirety by reference to the attached full text of the proposed revised Plan. Shareholders are encouraged to read the actual text of the Plan in its entirety.

         The purpose of increasing the number of shares available for issuance is to ensure that the Company will continue to be able to attract and retain key employees, directors and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

SUMMARY

         Shares Available for Awards; Annual Per-Person Limitations. Under the Plan, the total number of shares of common stock that may be subject to the granting of awards under the Plan at any time during the term of the Plan shall be equal to 3,700,000 shares, plus the number of shares with respect to which awards previously granted under the Plan that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The Plan limits the number of shares which may be issued pursuant to incentive stock options to 3,700,000 shares.

         In addition, the Plan imposes individual limitations on the amount of certain Awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year the number of options, SARs and restricted shares of common stock (collectively, "Awards") granted to any one participant may not exceed 265,000 for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be paid out as an annual incentive Award or other cash Award in any fiscal year to any one participant is $1,000,000, and the maximum amount that may be earned as a performance Award or other cash Award in respect of a performance period by any one participant is $2,000,000.

         The committee or the Board is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding Awards (including adjustments to exercise prices of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The committee or the Board is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

         Eligibility. The persons eligible to receive Awards under the Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan. As of December 31, 1999, approximately 798 persons were eligible to participate in the Plan, of which approximately 429 persons held options under the Plan, excluding executive officers.

         Administration. The Plan is administered by the Board. However, the Board may appoint a committee composed of at least two Board members to administer the Plan. Subject to the terms of the Plan, the committee or the Board is authorized to select eligible persons to receive Awards, determine the type and number of Awards to be granted and the number of shares of common stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations that may be necessary or advisable for the administration of the Plan.

         Stock Options and SARs. The committee or the Board is authorized to grant stock options, including both incentive stock options ("ISOs"), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and SARs entitling the participant to receive the amount by which the fair market value of a share of common stock on the date of exercise (or defined "change in control price" following a change in control) exceeds the grant price of the SAR. The exercise price per share subject to an option and the grant price of an SAR are determined by the committee or the Board, but in the case of an ISO must not be less than the fair market value of a share of common stock on the date of grant. For purposes of the Plan, the term "fair market value" means the fair market value of common stock, Awards or other property as determined by the committee or the Board or under procedures established by the committee or the Board. Unless otherwise determined by the committee or the Board, the fair market value of common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally are fixed by the committee or the Board, except that no option or SAR may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, shares that have been held for at least six months, outstanding Awards or other property having a fair market value equal to the exercise price, as the committee or the Board may determine from time to time. Methods of exercise and settlement and other terms of the SARs are determined by the committee or the Board. SARs granted under the Plan may include "limited SARs" exercisable for a stated period of time following a change in control of the Company, as discussed below.

         Restricted Stock. The committee or the Board is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the committee or the Board. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the committee or the Board. An Award of deferred stock confers on the recipient a right to receive shares of Common Stock at the end of a specified deferral period, subject to possible forfeiture in the event of certain terminations. Prior to settlement, an Award of deferred stock carries no voting or other rights associated with share ownership.

         Other Stock-Based Awards. The committee or the Board is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, dividend equivalents, bonus stock, purchase rights for shares of Common Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the committee or the Board, and Awards valued by reference to the book value of shares of Common Stock or the value of securities of or the performance of specified subsidiaries or business units. The committee or the Board determines the terms and conditions of such Awards.

         Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other Awards or other property, in the discretion of the committee or the Board. The committee or the Board may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the committee or the Board may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The committee or the Board is authorized to place cash, shares of common stock or other property in trusts or make other arrangements to provide for payment of the Company's obligations under the Plan. The committee or the Board may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the committee or the Board may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3.

         Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee or the Board may, however, grant Awards in exchange for other Awards under the Plan, awards under other Company plans, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

         Acceleration of Vesting; Change in Control. The committee or the Board may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and, if so provided in the Award agreement, vesting, shall occur automatically in the case of a "change in control" of the Company, as defined in the Plan (including the cash settlement of SARs and "limited SARs" which may be exercisable in the event of a "change in control"). In
                                       21
addition, the committee or the Board may provide in an Award agreement that the performance goals relating to any performance based Award will be deemed to have been met upon the occurrence of any "change in control." Upon the occurrence of a change in control, if so provided in the Award agreement, stock options and limited SARs (and other SARs which so provide) may be cashed out based on a defined "change in control price," which will be the higher of (i) the cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, or (ii) the highest fair market value per share (generally based on market prices) at any time during the 60 days before and 60 days after a "change in control". For purposes of the Plan, the term "change in control" generally means (a) approval by shareholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were shareholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then outstanding, voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (unless the reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned), or (b) a change in the composition of the Board such that the persons constituting the Board on the date the Award is granted (the "Incumbent Board"), and subsequent directors approved by the Incumbent Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board, or (c) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 30% of either the then outstanding shares of the Company's common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the date on which the Award is granted owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

         Amendment and Termination. The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan or the committee's authority to grant Awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the Plan which might increase the cost of the Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by the Board, the Plan will terminate at such time as no shares of common stock remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.

SECURITIES ACT REGISTRATION

          The Company registered the shares of common stock currently available for Awards under the Plan pursuant to a Registration Statement on Form S-8 filed with the SEC. The Company intends to register on Form S-8 the additional shares of common stock that will be available for Awards under the Plan, after approval of the proposed amendment thereto.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief description of the federal income tax consequences generally arising with respect to Awards of options under the Plan.

         The grant of an option will create no tax consequences for the participant or the Company. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares of common stock acquired on the date of exercise.

         Upon a disposition of shares of common stock acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the shares of common stock at the date of exercise of the ISO minus the exercise price, or (ii) the amount realized upon the disposition of the ISO shares of common stock minus the exercise price. Otherwise, a participant's disposition of shares of common stock acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares of common stock (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

         The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. The Company generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares of common stock for the ISO holding periods prior to disposition of the shares.

         The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Code, which generally disallows a public company's tax deduction for compensation to covered employees in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. As discussed above, the Company intends that options and certain other Awards granted to employees whom the committee or Board expects to be covered employees at the time a deduction arises in connection with such Awards, qualify as such "performance-based compensation," so that such Awards will not be subject to the
Section 162(m) deductibility cap of $1 million. Future changes in Section 162(m) or the regulations thereunder may adversely affect the ability of the Company to ensure that options or other Awards under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under
Section 162(m).

         The foregoing discussion, which is general in nature and is not intended to be a complete description of the federal income tax consequences of the Plan, is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan. This discussion does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Plan should consult a tax advisor as to the tax consequences of participation.

PLAN BENEFITS

         The following table sets forth certain information as of December 31, 1999 regarding options granted during fiscal 1999 under the Plan to the persons and groups indicated.


           NAME AND POSITION OR GROUP                  OPTIONS GRANTED (#)      DOLLAR VALUE ($) (1)(2)
           --------------------------                  -------------------      -----------------------
Dennis J. Harward, Former CEO                                 32,000                    104,000

O.F. Ramos, Director                                          20,000                     78,740

Gilbert O. Santos, Vice President                            150,000                    450,000

Brian B. Heafy, Vice President                               150,000                    562,500

Gary Kaiser, Former COO of Lake Mary Operations               50,000                    150,000

Susan D. Falotico, Vice President and Chief
   Financial Officer                                          50,000                    162,500

All current directors who are not executive
   officers, as a group (3 persons)                           23,333                     91,862

All current executive officers as a group
   (13 persons)                                              419,488                  1,419,524

All employees as a group, other than
   executive officers (429 persons)                          589,239                  1,959,708

------------------

(1) The dollar value is calculated by multiplying (a) the difference between $6.00 (the closing sale price of the Company's common stock as reported by the NASDAQ National Market System on December 31, 1999) and the option exercise by (b) the number of shares of common stock underlying the option.
(2) The value of the options varies with fluctuations in the market price of the Company's stock. Option value is also affected by vesting schedules and performance objectives. Therefore any value may not be realizable.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Company believes that Awards granted under the Plan will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom Awards may be made are to be determined from time to time by the Board in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will hereafter receive Awards or the nature and terms of such Awards.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1997 EXECUTIVE INCENTIVE COMPENSATION PLAN FROM 2,908,000 SHARES TO 3,700,000 SHARES.

4. PROPOSAL TO CONFER VOTING RIGHTS ON 5,618,952 SHARES OF COMMON STOCK ACQUIRED BY TYLER TECHNOLOGIES, INC. FROM DENNIS HARWARD AND
         JACK HARWARD IN A CONTROL SHARE ACQUISITION.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" CONFERRING VOTING RIGHTS ON TYLER'S 5,618,952 CONTROL SHARES FOR THE FOLLOWING REASONS, WHICH ARE DISCUSSED IN MORE DETAIL BELOW.

         -- Tyler Technologies, Inc. ("Tyler"), in its published statements, indicated that it intended to propose to the other shareholders of HTE an acquisition of their shares on the same exchange terms as those given to Dennis
J. Harward and Jack Harward (collectively, the "Harwards"). Tyler gave the Harwards one share of Tyler common stock for two shares of HTE common stock. HTE's management believes that (i) given HTE's length of experience in its business, its low debt and general history of profitability, its management turnaround and prospects generally, and (ii) given Tyler's short history in the business of developing software solutions for government agencies, its significant long and short term debt, certain recent defaults under its credit facility, and its history of losses generally, a one for two exchange would not be reflective of the true value of HTE. A vote by the shareholders in favor of this proposal to confer voting rights could be interpreted as an approval of an acquisition of HTE by Tyler where the consideration is one Tyler share for two HTE shares.

         -- Tyler also indicated in published statements that it intended to have included in HTE's proxy statement certain proposals, which included several amendments to HTE's articles of incorporation designed to permit Tyler to remove the current members of HTE's Board of Directors and to present a slate of Tyler's own directors (who were all Tyler employees and/or directors) to HTE's shareholders at HTE's annual meeting. As discussed in more detail below under "Background of Tyler Acquisition of Tyler's Control Shares," Tyler was not qualified to submit proposals and therefore they are not included in this proxy statement. Management of HTE believes that it would be in the best interests of HTE and its shareholders if Tyler brought a proposal directly to a Board that was not controlled by Tyler. If HTE's shareholders approve conferring voting rights on Tyler's 5,618,952 shares of HTE, Tyler as a voting shareholder holding over 30% of the issued and outstanding stock of HTE could conceivably cause a change of control of the Board of Directors.

OVERVIEW

         Tyler Technologies, Inc., a publicly-traded Delaware corporation ("Tyler"), on August 17, 1999 acquired beneficial ownership of a total of 5,618,952 shares of HTE common stock from Dennis J. Harward and Jack Harward, former officers and directors of HTE. That number of shares represented an approximate 32.3% beneficial ownership in HTE. HTE is subject to the provisions of Section 607.0902 of the Florida Business Corporation Act, which Section is also known as the "Control Share Act." Under this law, except in certain limited circumstances, a shareholder who acquires issued and outstanding stock of HTE which, when added to all other HTE shares the acquirer holds, brings the acquirer's ownership to or above certain specified thresholds of beneficial ownership (20%, 33-1/3% or 50%), loses the right to vote those shares, unless voting rights for such shares are approved by the other shareholders of HTE.

         Tyler's acquisition of a 32.3% beneficial interest in HTE renders those shares "control shares" within the meaning of the Control Share Act. Therefore, Tyler does not currently have voting rights with respect to the 5,618,952 shares of HTE common stock it acquired from Dennis Harward and Jack Harward. Further, any other HTE shares acquired by Tyler within 90 days before or after August 17, 1999 would be deemed control shares as well, in addition to any shares acquired within that period by any other person acting in concert with Tyler. Since HTE is not aware of any other acquisitions of HTE shares by Tyler or by persons acting in concert with Tyler, only Tyler's 5,618,952 shares of HTE are at issue in this proxy statement. Whether or not Tyler's 5,618,952 shares will have voting rights in the future will depend on a majority vote of HTE's shareholders, exclusive of the control shares held by Tyler and anyone acting in concert with Tyler in its acquisition of shares of HTE. Hereinafter, the 5,618,952 shares of common stock Tyler acquired from the Harwards will be referred to as the "Tyler's Control Shares."

         Under Florida's Control Share Act, Tyler had the opportunity to provide notice of its control share acquisition and demand that the Company, at Tyler's expense, call a special meeting of HTE's shareholders to vote on the specific issue of conferring voting rights on Tyler's Control Shares. Since Tyler did not request such a special meeting, HTE is obligated under Florida's Control Share Act to include in the proxy statement for this Annual Meeting a proposal to confer voting rights on Tyler's Control Shares.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" CONFERRING VOTING RIGHTS ON TYLER'S CONTROL SHARES FOR THE REASONS WHICH ARE DISCUSSED IN DETAIL BELOW.

SUMMARY OF FLORIDA'S CONTROL SHARE ACT

         Pursuant to the Control Share Act, an "acquiring person" who makes a "control share acquisition" of shares of an "issuing public corporation" may not exercise voting rights for any "control shares" unless (1) the corporation's articles of incorporation or bylaws provide that the Control Share Act does not apply to control share acquisitions of the corporation's shares, (2) the acquisition is consummated in certain circumstances, including an acquisition of shares approved by the issuing public corporation's board of directors, or (3) such voting rights are conferred by the affirmative vote of a majority of the issuing public corporation's disinterested shareholders at a meeting or by written consent of such shareholders.

         A "control share acquisition" is defined as the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

         "Control shares" are shares that, except for the Control Share Act, would have voting power with respect to shares of an issuing public corporation that, when added to all other shares of the issuing public corporation owned by a person or in respect to which that person may exercise or direct the exercise of the voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of the voting power of the issuing public corporation in the election of directors within any of the following ranges of voting power: (i) 20% or more but less than 33-1/3% of all voting power; (ii) 33-1/3% or more but less than a majority of all voting power, and (iii) a majority or more of all voting power. All shares, the beneficial ownership of which is acquired within ninety (90) days before or after the date of acquisition of beneficial ownership of shares which result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition, are deemed to have been acquired in the same acquisition.

         An "issuing public corporation" means a corporation that has (i) 100 or more shareholders, (ii) its principal place of business, principal office or substantial assets in Florida, and (iii) either (a) more than 10% of its shareholders resident in Florida, (b) more than 10% of its shares owned by residents of Florida, or (c) 1,000 shareholders resident in Florida. The Company qualifies as an "issuing public corporation."

         The Control Share Act provides that in approving a resolution to accord voting rights to control shares, "interested shares" are excluded from the vote entitled to be cast. As defined under the Control Share Act, "interested shares" are those held by (1) an acquiring person or a member of a group with respect to a control share acquisition, (2) the Company's officers, and (3) directors who are also employees of the Company.

         The Control Share Act does not apply to a control share acquisition of shares of an issuing public corporation whose articles of incorporation or bylaws in effect before such control share acquisition provide that the Control Share Act does not apply to control share acquisitions of its shares. The Company's Articles and Bylaws do not exclude the Company from the protections provided by the Control Share Act.

PURPOSE OF FLORIDA'S CONTROL SHARE ACT

         HTE's Board of Directors believes that Florida's Control Share Act was enacted to protect Florida corporations and their shareholders from a person seeking to acquire a substantial block of shares of a public company and to limit such person's ability to control the corporation. Without the protections of the Control Share Act, a person could acquire a controlling block of a corporation's stock through periodic purchases at current market prices without paying a premium to shareholders for such control. The Control Share Act also encourages a person interested in acquiring control of a public corporation to negotiate with its board of directors. HTE's Board of Directors believes that its ability to negotiate with a potential acquirer is significantly greater than that of the shareholders, individually. While a bidder may make an offer that is higher than the current market price, without negotiations with the corporation's board of directors, the premium may not compensate for the long-term prospects and other factors affecting the corporation's value. The Board of Directors is also in a better position to discuss and evaluate other aspects of the offer with the acquirer, such as the acquirer's experience, future strategies for the corporation, financial resources, and other matters that can affect the value of the offer.

BACKGROUND OF TYLER ACQUISITION OF TYLER'S CONTROL SHARES

         On August 4, 1999, Dennis Harward and Jack Harward tendered their resignations as officers and directors to the Company's Board of Directors.

         Thereafter, Tyler reported in a Schedule 13-D filed with the SEC on August 26, 1999, that Tyler entered into a stock purchase agreement with both Dennis Harward and Jack Harward (hereinafter collectively referred to as the "Harwards") on August 17, 1999 under which Tyler purchased a total of 4,650,000 shares of the Company's common stock from the Harwards in exchange for a total of 2,325,000 shares of common stock of Tyler. The Schedule 13-D further discloses that under the agreement, the Harwards granted an option to Tyler to purchase from them a total of 968,952 additional shares of Company common stock in exchange for a total of 484,476 shares of Tyler common stock. Pursuant to the disclosures in Tyler's Schedule 13-D, Tyler acquired a 32.3% beneficial ownership in HTE when it acquired the shares and option from the Harwards. Also, Tyler stated in the Schedule 13-D that it planned to propose to the Company's Board of Directors and management a business combination of Tyler and HTE on similar exchange terms as its consummated transaction with the Harwards.

         On or about August 25, 1999, HTE informed Tyler that the shares beneficially acquired from the Harwards by Tyler were subject to Florida's Control Share Act and therefore would not have voting rights until such time as HTE's other shareholders approved such voting rights.

         On September 2, 1999, in anticipation of receiving a proposal from Tyler in accordance with its published statements, HTE retained an investment banking firm to assist HTE's Board of Directors in evaluating a possible proposal from Tyler and any other alternatives, including HTE continuing on its course of implementation of strategies and procedures for continued growth. Under the guidance of the investment banking firm, HTE prepared a compilation of information about HTE for presentation to other companies identified by the investment banking firm as possibly desiring to explore discussions with HTE. If the targeted companies expressed an interest, HTE forwarded to them the information packet after receiving a confidentiality agreement from them. However, none of those companies ever submitted a proposal to HTE. Further, Tyler never formally submitted a proposal to HTE.

         Instead, on December 14, 1999, Tyler filed with the SEC an amendment to its Schedule 13-D disclosing that on November 8, 1999 Tyler exercised its option to purchase the additional 968,952 shares of Company common stock from the Harwards in exchange for a total of 484,476 Tyler shares. Tyler also stated in its amended Schedule 13-D that on December 8, 1999, Tyler submitted several shareholder proposals to HTE for inclusion in HTE's proxy statement for HTE's next Annual Meeting. The proposals included several amendments to the Company's articles of incorporation designed to permit Tyler to remove the current members of HTE's Board of Directors and to present a slate of its own directors (who were all Tyler employees and/or directors) to the Company's shareholders at HTE's Annual Meeting.

         On December 20, 1999, HTE, in accordance with applicable SEC rules, advised Tyler (and another purported shareholder of HTE who, jointly with Tyler, submitted the above-referenced shareholder proposals to HTE) that the proposals were deficient and not submitted in accordance with the SEC's proxy rules; therefore, they would not be included in HTE's proxy statement for its Annual Meeting. The deficiencies were not corrected and therefore the shareholder proposals are not included in this proxy statement.

         On December 23, 1999, Tyler filed a second amendment to its Schedule 13-D, stating that it had completed the exchange with the Harwards of 484,476 shares of Tyler common stock for 968,952 shares of HTE common stock, pursuant to the exercise of its option with the Harwards.

REASONS FOR BOARD'S RECOMMENDATION TO VOTE AGAINST CONFERRING VOTING RIGHTS ON TYLER'S CONTROL SHARES.

         Tyler specifically published statements that the purpose of its acquisition of HTE shares from the Harwards was to propose to the HTE Board of Directors and management a business combination of HTE and Tyler on similar exchange terms. The exchange terms for the Harward/Tyler transaction were two
(2) HTE shares of common stock for one (1) Tyler share of common stock. However, Tyler never formally presented to HTE's Board of Directors a proposal for a merger, combination or other transaction between HTE and Tyler. If Tyler had presented a proposal on the same terms as its transactions with the Harwards or other terms, the HTE Board, consistent with its fiduciary obligations to HTE's shareholders, would have reviewed the proposal and considered all alternatives available to HTE, including HTE's business plan and position for future growth and ability to implement its business plan. As it was, HTE's Board believed that, based on HTE's existing business and future prospects, and the fact that HTE does not have any short-term or long-term loans, a two-for-one exchange would have been too dilutive for HTE shareholders and not in the best interests of HTE's shareholders. However, HTE's management never arrived at any formal position since Tyler never presented a formal proposal for HTE's management to consider.

         It has been apparent that Tyler intended to acquire HTE. However, instead of contacting the Board of Directors with a formal proposal initially, which would be subject to Board review and negotiation, Tyler attempted an "end run" around that procedure by acquiring a stake in HTE directly from the Harwards and forcing a change of control of the Company through its untimely and deficient shareholder proposals which included, among other things, the removal of the members of HTE's current Board and replacing them with Tyler affiliates. If that were to happen, any proposal by Tyler for acquisition of the remaining issued and outstanding shares of HTE would be made to a completely Tyler-controlled HTE Board. HTE's Board does not believe that would be in the best interests of HTE's shareholders.

         HTE's Board believes that Tyler acquired the Harwards' shares at a price (1 Tyler share for 2 HTE shares) that was and is not reflective of HTE's true value. Taking Tyler's published statements at face value and assuming Tyler were to propose a 1-for-2 exchange for the other HTE shareholders, based on the closing sale per share price of Tyler ($2-1/8 on September 13, 2000) and HTE ($1-15/32 at September 13, 2000), HTE's shareholders would have significant price dilution. Tyler has indicated in its own filings with the SEC that it had been in default under the financial covenants of its credit facility. In connection with remedying the default of the approximately $71.8 million loan balance outstanding under such credit facility as of June 30, 2000, Tyler must pay off approximately $22 million of principal by November 30, 2000. To do that, Tyler's published statements indicate it intends to sell off certain unidentified assets, which sales still had to be negotiated. In addition, Tyler's cash position at June 30, 2000 was approximately $1.87 million compared to HTE's cash position of approximately $4.96 million for the same period. Further, Tyler has generally shown historical losses during the past five years, including the fiscal quarter ended June 30, 2000, while HTE has historically generally shown net income. In addition, Tyler has been in the government software business since 1997, compared to HTE's over 18 years. Prior to 1997, Tyler's primary business was automotive parts distribution, which business it divested in 1999, according to Tyler's SEC filings. Tyler has built its government software business through acquisitions, which must be assimilated into a single cohesive unit.

         HTE has been in the government software business for over 18 years. Historically, HTE has generally had net income instead of losses. However, during fiscal 1999 and the first fiscal quarter of 2000, HTE suffered the effects of a general slowdown across the software industry as businesses, including governments, adopted a "wait and see" attitude toward Y2K. The cost of significant increases in staffing by HTE during 1998 and early 1999 compounded the effect of the general slowdown caused by the uncertainty of Y2K. HTE decreased unnecessary staff and implemented other strategies to increase shareholder value, and for the fiscal quarter ended June 30, 2000, HTE had net income. HTE's management believes that HTE can return to consistent profitability again given its new management and growth prospects.

         Even if Tyler presented an offer to HTE's Board of Directors, given HTE's improved financial position and prospects compared to the uncertainties of Tyler's financial condition and history of losses, a transaction with Tyler would not appear to be in the best interests of HTE shareholders. Given the facts that HTE has a longer history in providing software solutions to government agencies, HTE does not have short-term or long-term debt, HTE has significantly more cash than Tyler, and HTE has less capital requirements than Tyler has, it appears to HTE's Board of Directors that Tyler would not bring significant value to HTE and HTE shareholders, while HTE would bring significant value to Tyler and Tyler's shareholders.

         The Control Share Statute is intended to give shareholders of Florida corporations the opportunity to make the final decision regarding the appropriateness of a takeover transaction. The Control Share Statute is to protect shareholders by putting them on a more level playing field with a potential acquirer by providing them the opportunity to decide whether a change in corporate control is desirable. By virtue of Tyler's published intent to acquire the Company and change management, it has basically proposed a change in control, after which a Tyler-controlled Board and management could steer HTE toward a merger with Tyler. Tyler would still be required to present to the HTE Board an offer for HTE, but they would be presenting to a Tyler-controlled Board and not the present Board who represent the majority of HTE shareholders. Thus, HTE's Board believes that HTE shareholders, if they vote to confer voting rights on Tyler's Control Shares, will in effect be voting for the same or similar exchange rate that Tyler effected with the Harwards - 1 (Tyler share) for 2 (HTE shares) (based on Tyler's published statements). Of course, conferring voting rights on the Tyler Control Shares will not assure even a 1 for 2 offer, if made; there can be no assurance that the offer would not be less.

         The Board recommends voting AGAINST conferring voting rights on Tyler's Control Shares since by Tyler's own admission it wants to accomplish an end run around the existing Board of Directors of HTE. The purpose of the Control Share Statute is to force a potential acquirer to go to the Board of Directors with an acquisition proposal, so that the Board may evaluate the proposal to determine whether a sale is desirable or in the best interests of the Company and the Company's shareholders.

         HTE's Board of Directors is under a fiduciary obligation to consider offers for the company, but it is not obligated to take an offer just because it is made. A decision as to whether or when to sell a company such as HTE involves a complex balancing of a variety of factors. It involves estimating the short-term returns that might be achieved if the Company were sold in the current market and in its current financial and business posture. It involves comparing these with the long-term returns which might be achieved as an independent company through execution of the Company's business plan or through a future sale of the Company under different market conditions or after execution of the business plan had changed the financial or business posture of the Company. It involves considering the effects of a decision to sell the Company, and the manner in which such a decision is announced and executed, on the employee and customer base which represent the inherent value of the Company to an even greater extent than its financial assets.

         Because the making of such decisions requires detailed knowledge of the Company's business, plans, prospects and the markets in which it operates and the time to study and consider the myriad of factors involved, the Florida Business Corporation Act places the responsibility for making decisions as to whether, when and how to sell the Company with the Board of Directors, subject to the ultimate control of the shareholders through their power to elect the members of the Board. The Florida Business Corporation Act also places upon the Board of Directors the fiduciary duty to make such decisions only in the manner that it believes in good faith, after a proper investigation, to be in the best interests of the Company.

         In the exercise of its fiduciary duties to the Company, the Board does consider the sale of the Company as an alternative for maximizing long-term shareholder value, and good faith offers to purchase or merge with the Company would be given careful consideration by the Board.

         If shareholders approve voting rights for the Tyler Control Shares, the Board believes that Tyler would launch a change of control attack on the Board to accomplish its published purpose of buying out HTE shareholders on Tyler's terms.

         However, if shareholders vote against conferring voting rights for Tyler's Control Shares, that will not impair Tyler's ability to bring to HTE's existing Board an offer to buy HTE and such a vote would empower HTE's ability to negotiate a fair price for HTE shareholders.

         As it exists now, there is a level playing field between Tyler and other HTE shareholders. The scales will be tipped substantially in favor of Tyler should HTE's shareholders confer voting rights on Tyler's Control Shares.

         THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES CONFERRING VOTING RIGHTS ON TYLER'S CONTROL SHARES AND RECOMMENDS A VOTE AGAINST THE PROPOSAL TO CONFER VOTING RIGHTS ON TYLER'S CONTROL SHARES.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for year ended December 31, 1999 were and for 2000 will be the firm of Arthur Andersen LLP. It is expected that representatives of such firm will attend the Annual Meeting, have an opportunity to make a statement if they desire to do so, and be available to respond to appropriate questions.

                                 OTHER BUSINESS

         The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                PROPOSALS OF SHAREHOLDERS FOR 2001 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company no later than December 13, 2000 to be included in the Company's Proxy Statement and form of proxy related to that meeting. If the Company is not notified of a shareholder proposal by December 13, 2000, then the management proxies may have the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the proxy statement. In submitting proposals, shareholders must comply with the company's advance notice provisions contained in its Articles of Incorporation and the rules and regulations promulgated by the SEC relating to shareholder proposals. The Company will provide a copy of the advance notice provisions from its Articles of Incorporation without charge upon written request. Shareholder proposals and requests for copies of advance notice provisions should be addressed to L.A. Gornto, Jr., Executive Vice President, Secretary and General Counsel, H.T.E. Inc., 1000 Business Center Drive, Lake Mary, Florida 32746.

                           ANNUAL REPORT ON FORM 10-K

         THE COMPANY WILL PROVIDE TO THE RECIPIENTS OF THIS PROXY STATEMENT, UPON WRITTEN REQUEST AND WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K RELATED TO THE YEAR ENDED DECEMBER 31, 1999. Written requests for the Company's Form 10-K should be addressed to: H.T.E., Inc., Investor Relations Department, 1000 Business Center Drive, Lake Mary, Florida 32746.

         Kindly date, sign and return the enclosed proxy card.

                                            By Order of the Board of Directors,



                                            -----------------------------------
                                            L. A. Gornto, Jr., Secretary

                                                                       EXHIBIT A

                                  H.T.E., INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                                  H.T.E., INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

                                                                   PAGE
                                                                   ----
 1.  Purpose.....................................................   A-2
 2.  Definitions.................................................   A-2
 3.  Eligibility.................................................   A-3
 4.  Offering Periods............................................   A-3
 5.  Election to Participate.....................................   A-4
 6.  Participant Contributions...................................   A-4
 7.  Grant of Option.............................................   A-5
 8.  Exercise Price..............................................   A-5
 9.  Exercise of Options.........................................   A-6
10.  Delivery....................................................   A-6
11.  Withdrawal; Termination of Employment.......................   A-6
12.  Stock.......................................................   A-6
13.  Administration..............................................   A-6
14.  Designation of Beneficiary..................................   A-7
15.  Transferability.............................................   A-7
16.  Participant Accounts........................................   A-7
17.  Adjustments Upon Changes in Capitalization; Corporate          A-7
     Transactions................................................
18.  Amendment of the Plan.......................................   A-8
19.  Termination of the Plan.....................................   A-8
20.  Notices.....................................................   A-8
21.  Effective Date..............................................   A-8
22.  Conditions Upon Issuance of Shares..........................   A-9
23.  Expenses of the Plan........................................   A-9
24.  No Employment Rights........................................   A-9
25.  Applicable Law..............................................   A-9
26.  Additional Restrictions of Rule 16b-3.......................   A-9

                                  H.T.E., INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company's intention that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

     2. Definitions.

          (a) "Applicable Percentage" means the percentage specified in Section 8, subject to adjustment by the Committee as provided in Section 8.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto.

          (d) "Committee" means the committee appointed by the Board to administer the Plan as described in Section 13 of the Plan or, if no such Committee is appointed, the Board.

          (e) "Common Stock" means the Company's Common Stock, par value $.01 per share.

          (f) "Company" means H.T.E., INC., a Florida corporation.

          (g) "Compensation" means, with respect to each Participant for each pay period, the full base salary, overtime and other wages paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, "Compensation" does not include: (i) commissions or bonuses; (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan; (iii) any automobile or relocation allowances (or reimbursement for any such expenses); (iv) any amounts paid as a starting bonus or finder's fee; (v) any amounts realized from the exercise of any stock options or incentive awards; (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or;
     (vii) other similar forms of extraordinary compensation.

          (h) "Continuous Status as an Employee" means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          (i) "Designated Subsidiaries" means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (j) "Employee" means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year.

          (k) "Entry Date" means the first day of each Exercise Period.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Exercise Date" means the last business day ending on or before December 31, 1997, and the last business day ending on or before each June 30 and December 31 thereafter.

          (n) "Exercise Period" means, for any Offering Period, each period commencing on the Offering Date and on the day after each Exercise Date, and terminating on the immediately following Exercise Date.

          (o) "Exercise Price" means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 8.

          (p) "Fair Market Value" means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(b).

          (q) "First Offering Date" means September 1, 1997.

          (r) "Offering Date" means the first business day of each Offering Period; provided, that in the case of an individual who becomes eligible to become a Participant under Section 3 after the first business day of an Offering Period, the term "Offering Date" shall mean the first business day of the Exercise Period coinciding with or next succeeding the day on which that individual becomes eligible to become a Participant. Options granted after the first day of an Offering Period will be subject to the same terms as the options granted on the first business day of such Offering Period except that they will have a different grant date (thus, potentially, a different exercise price) and, because they expire at the same time as the options granted on the first business day of such Offering Period, a shorter term.

          (s) "Offering Period" means (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on December 31, 1997, and (ii) with respect to each Offering Period thereafter, and subject to adjustment as provided in Section 4, the period beginning on the first business day in January and ending on the last business day in June, and the period beginning on the first business day in July and ending on the last business day of December.

          (t) "Officer" means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

          (u) "Participant" means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in
     Section 5 of the Plan.

          (v) "Plan" shall mean this 1997 Employee Stock Purchase Plan.

          (w) "Plan Contributions" means, with respect to each Participant, the payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 of the Plan and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

          (x) "Subsidiary" shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

     3. Eligibility.

          (a) Any Employee shall be eligible to become a Participant as of any Entry Date coinciding with or following the date on which he becomes an Employee, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

          (b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or
     (ii) which permits such Participant's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code to accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4. Offering Periods. The Plan shall be implemented by a series of consecutive Offering Periods. The first Offering Period shall commence on the First Offering Date, the second Offering Period shall commence on the first business day in 1998, and succeeding Offering Periods shall commence on the first business day of

January and the first business day of July in each succeeding calendar year (or at such other time or times as may be determined by the Committee). The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

     5. Election to Participate.

          (a) An eligible Employee may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering. The enrollment agreement shall set forth the percentage of the Participant's Compensation that is to be withheld by payroll deduction pursuant to the Plan.

          (b) Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll following the Entry Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll in the Offering Period, unless sooner terminated by the Participant as provided in Section 11.

          (c) Unless a Participant elects otherwise prior to the last Exercise Date of an Offering Period, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period such Participant's "Entry Date" shall be deemed to be the first day of such Offering Period) and (ii) to have authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the commencement of such succeeding Offering Period.

     6. Participant Contributions.

          (a) Except as otherwise authorized by the Committee pursuant to
     Section 6(d) below, all Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 25% of the Participant's Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)). The amount of payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Compensation.

          (b) A Participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease or increase the rate or amount of his or her payroll deductions during such Offering Period (within the limitations of Section 6(a) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; PROVIDED, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Exercise Period. The change in rate or amount shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the new enrollment agreement.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to 0% at such time during any Exercise Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Exercise Period and any other Exercise Period ending within the same calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant's enrollment agreement at the beginning of the following Exercise Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

          (d) Notwithstanding anything to the contrary in the foregoing, but subject to the limitations set forth in Section 3(b), the Committee may permit Participants to make additional contributions to the Plan subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be held in Participants' accounts and applied to the purchase of shares of Common Stock pursuant to options granted under this Plan in the same manner as payroll deductions contributed to the Plan as provided above.

          (e) All Plan Contributions made for a Participant shall be deposited in the Company's general corporate account and shall be credited the Participant's account under the Plan. No interest shall accrue or be credited with respect to a Participant's Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

     7. Grant of Option.

          (a) On a Participant's Entry Date, subject to the limitations set forth in Sections 3(b) and 12(a), the Participant shall be granted an option to purchase on each subsequent Exercise Date during the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 8 below) a number of shares of Common Stock determined by dividing such Participant's Plan Contributions accumulated prior to such Exercise Date and retained in the Participant's account as of such Exercise Date by the lower of (i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or
     (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period, or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on such Exercise Date; PROVIDED, that the maximum number of shares an Employee may purchase during any Exercise Period shall be Five Hundred (500) shares. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 7(b).

          (b) The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; PROVIDED, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, (iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means. For purposes of the First Offering Date, the Fair Market Value of a share of Common Stock shall be the Price to Public as set forth in the final prospectus filed by the Company with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

     8. Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) the Applicable Percentage of the greater of (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Entry Date on which the Employee elects to become a Participant within the Offering Period or (ii) the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 85%, unless and until such Applicable Percentage is increased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than fifteen
(15) days prior to the Offering Date thereof.

     9. Exercise of Options. Unless the Participant withdraws from the Plan as provided in Section 11, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to such option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited the Participant's account under the Plan. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by the Participant.

     10. Delivery. As promptly as practicable after each Exercise Date, the Company shall arrange for the delivery to each Participant (or the Participant's beneficiary), as appropriate, or to a custodial account for the benefit of each Participant (or the Participant's beneficiary) as appropriate, of a certificate representing the shares purchased upon exercise of such Participant's option. Any amount remaining to the credit of a Participant's account after the purchase of shares by such Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall be carried over to the next Exercise Period if the Participant continues to participate in the Plan or, if the Participant does not continue to participate, shall be returned to the Participant.

     11. Withdrawal; Termination of Employment.

          (a) A Participant may withdraw from the Plan at any time by giving written notice to the Company. All of the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be paid to the Participant as soon as administratively practicable after receipt of the Participant's notice of withdrawal, the Participant's option to purchase shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the Participant's account. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a "Former Participant") unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

          (b) Upon termination of the Participant's Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant's beneficiary as determined pursuant to
     Section 14, and the Participant's option to purchase shares under the Plan will automatically terminate.

          (c) A Participant's withdrawal from an Offering Period will not have any effect upon the Participant's eligibility to participate in succeeding Offering Periods or in any similar plan which may hereafter be adopted by the Company.

     12. Stock.

          (a) The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be Eight Hundred
                                                              -------------
     Thousand (800,000) shares, subject to adjustment as provided in Section 17.
     ------------------
     Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

          (b) A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

          (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

     13. Administration.

          (a) The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

          (b) Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not "disinterested" as that term is used in Rule 16b-3.

     14. Designation of Beneficiary.

          (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of the Participant's death subsequent to an Exercise Date on which the Participant's option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of the Participant's death prior to the exercise of the option.

          (b) A Participant's beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     15. Transferability. Neither Plan Contributions credited to a Participant's account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

     16. Participant Accounts. Individual accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions and options issued and shares purchased under the Plan. Statements of account will be given to Participants semi-annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

     17. Adjustments Upon Changes in Capitalization; Corporate Transactions.

          (a) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

          (b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the Company's assets, or the merger of the Company with or into another corporation (each, a "Sale Transaction"), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant's option has been changed to the New Exercise Date and that such Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11. For purposes of this Section 17(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); PROVIDED, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

          (c) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee's actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 17.

     18. Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; PROVIDED, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation), the Company shall obtain shareholder approval of any such amendment.

     19. Termination of the Plan.

     The Plan and all rights of Employees hereunder shall terminate on the earliest of:

          (a) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

          (b) such date as is determined by the Board in its discretion; or

          (c) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan's effective date.

     In the event that the Plan terminates under circumstances described in
Section 19(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a PRO RATA basis.

     20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     21. Effective Date. Subject to adoption of the Plan by the Board, the Plan shall become effective on the First Exercise Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board. If such shareholder approval is not obtained, the Plan and all rights of Participants under the Plan shall be null and void and shall have no effect.

     22. Conditions Upon Issuance of Shares.

          (a) The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

          (b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

     23. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

     24. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

     25. Applicable Law. The laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.

     26. Additional Restrictions of Rule 16B-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                                                                       EXHIBIT B

                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

                                                                    PAGE
                                                                    ----
  1.  Purpose.....................................................   B-2
  2.  Definitions.................................................   B-2
  3.  Administration..............................................   B-4
      (a) Authority of the Committee..............................   B-4
      (b) Manner of Exercise of Committee Authority...............   B-4
      (c) Limitation of Liability.................................   B-4
  4.  Stock Subject to Plan.......................................   B-5
      (a) Limitation on Overall Number of Shares Subject to
      Awards......................................................   B-5
      (b) Application of Limitations..............................   B-5
  5.  Eligibility; Per-Person Award Limitations...................   B-5
  6.  Specific Terms of Awards....................................   B-5
      (a) General.................................................   B-5
      (b) Options.................................................   B-5
      (c) Stock Appreciation Rights...............................   B-6
      (d) Restricted Stock........................................   B-7
      (e) Deferred Stock..........................................   B-7
      (f) Bonus Stock and Awards in Lieu of Obligations...........   B-8
      (g) Dividend Equivalents....................................   B-8
      (h) Other Stock-Based Awards................................   B-8
  7.  Certain Provisions Applicable to Awards.....................   B-9
      (a) Stand-Alone, Additional, Tandem, and Substitute
      Awards......................................................   B-9
      (b) Term of Awards..........................................   B-9
      (c) Form and Timing of Payment Under Awards; Deferrals......   B-9
      (d) Exemptions from Section 16(b) Liability.................   B-9
  8.  Performance and Annual Incentive Awards.....................   B-9
      (a) Performance Conditions..................................   B-9
      (b) Performance Awards Granted to Designated Covered
      Employees...................................................  B-10
      (c) Annual Incentive Awards Granted to Designated Covered
      Employees...................................................  B-11
      (d) Written Determinations..................................  B-11
      (e) Status of Section 8(b) and Section 8(c) Awards Under
      Code Section 162(m).........................................  B-11
  9.  Change in Control...........................................  B-12
      (a) Effect of "Change in Control"...........................  B-12
      (b) Definition of "Change in Control".......................  B-12
      (c) Definition of "Change in Control Price".................  B-13
 10.  General Provisions..........................................  B-14
      (a) Compliance With Legal and Other Requirements............  B-14
      (b) Limits on Transferability; Beneficiaries................  B-14
      (c) Adjustments.............................................  B-14
      (d) Taxes...................................................  B-15
      (e) Changes to the Plan and Awards..........................  B-15
      (f) Limitation on Rights Conferred Under Plan...............  B-15
      (g) Unfunded Status of Awards; Creation of Trusts...........  B-16
      (h) Nonexclusivity of the Plan..............................  B-16
      (i) Payments in the Event of Forfeitures; Fractional
      Shares......................................................  B-16
      (j) Governing Law...........................................  B-16
      (k) Plan Effective Date and Stockholder Approval;
      Termination of Plan.........................................  B-16

                                  H.T.E., INC.

                   1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

     1. Purpose. The purpose of this 1997 Executive Incentive Compensation Plan (the "Plan") is to assist H.T.E., Inc. (the "Company") and its subsidiaries in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, Directors and independent contractors enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's stockholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board of Directors of the Company.

     2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

          (a) "Annual Incentive Award" means a conditional right granted to a Participant under Section 8(c) hereof to receive a cash payment, Stock or other Award, unless otherwise determined by the Committee, after the end of a specified fiscal year.

          (b) "Award" means any Option, SAR (including Limited SAR), Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, Performance Award or Annual Incentive Award, together with any other right or interest granted to a Participant under the Plan.

          (c) "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant's death or to which Awards or other rights are transferred if and to the extent permitted under
     Section 10(b) hereof. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

          (d) "Beneficial Owner", "Beneficially Owning" and "Beneficial Ownership" shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

          (e) "Board" means the Company's Board of Directors.

          (f) "Change in Control" means Change in Control as defined with related terms in Section 9 of the Plan.

          (g) "Change in Control Price" means the amount calculated in accordance with Section 9(c) of the Plan.

          (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

          (i) "Committee" means a committee designated by the Board to administer the Plan; provided, however, that the Committee shall consist solely of at least two directors, each of whom shall be (i) a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by "non-employee directors" is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an "outside director" as defined under Section 162(m) of the Code, unless administration of the Plan by "outside directors" is not then required in order to qualify for tax deductibility under Section 162(m) of the Code.

          (j) "Corporate Transaction" means a transaction as defined in Section 9(b) of the Plan.

          (k) "Covered Employee" means an Eligible Person who is a Covered Employee as specified in Section 8(e) of the Plan.

          (l) "Deferred Stock" means a right, granted to a Participant under
     Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified deferral period.

          (m) "Director" means a member of the Board.

          (n) "Disability" means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

          (o) "Dividend Equivalent" means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

          (p) "Effective Date" means the effective date of the Plan, which shall be January 29, 1997.

          (q) "Eligible Person" means each executive officer of the Company (as defined under the Exchange Act) and other officers, Directors and employees of the Company or of any subsidiary, and independent contractors with the Company or any subsidiary. The foregoing notwithstanding, no independent contractor shall be an Eligible Person for purposes of receiving any Awards other than Options under Section 6(b) of the Plan. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary for purposes of eligibility for participation in the Plan.

          (r) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (s) "Executive Officer" means an executive officer of the Company as defined under the Exchange Act.

          (t) "Fair Market Value" means the fair market value of Stock, Awards or other property as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

          (u) "Incentive Stock Option" or "ISO" means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

          (v) "Incumbent Board" means the Board as defined in Section 9(b) of the Plan.

          (w) "Limited SAR" means a right granted to a Participant under Section 6(c) hereof.

          (x) "Option" means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

          (y) "Other Stock-Based Awards" means Awards granted to a Participant under Section 6(h) hereof.

          (z) "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

          (aa) "Participant" means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

          (bb) "Performance Award" means a right, granted to an Eligible Person under Section 8 hereof, to receive Awards based upon performance criteria specified by the Committee.

          (cc) "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a "group" as defined in Section 13(d) thereof.

          (dd) "Restricted Stock" means Stock granted to a Participant under
     Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

          (ee) "Rule 16b-3" and "Rule 16a-1(c)(3)" means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under
     Section 16 of the Exchange Act.

          (ff) "Stock" means the Company's Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to
     Section 10(c) hereof.

          (gg) "Stock Appreciation Rights" or "SAR" means a right granted to a Participant under Section 6(c) hereof.

          (hh) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

3. Administration.

          (a) Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

          (b) Manner of Exercise of Committee Authority. The Committee shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, Participants, Beneficiaries, transferees under Section 10(b) hereof or other persons claiming rights from or through a Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, (i) to perform administrative functions, (ii) with respect to Participants not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, and (iii) with respect to Participants subject to Section 16, to perform such other functions of the Committee as the Committee may determine to the extent performance of such functions will not result in the loss of an exemption under Rule 16b-3 otherwise available for transactions by such persons, in each case to the extent permitted under applicable law and subject to the requirements set forth in
     Section 8(d). The Committee may appoint agents to assist it in administering the Plan.

          (c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or a subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Company or a subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     4. Stock Subject to Plan.

          (a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be the sum of (i) 3,700,000, plus (ii) the
                                                   ---------
     number of shares with respect to Awards previously granted under the Plan that terminate without being exercised, expire, are forfeited or canceled, and the number of shares of Stock that are surrendered in payment of any Awards or any tax withholding with regard thereto. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. Subject to adjustment as provided in Section 10(c) hereof, in no event shall the aggregate number of shares of Stock which may be issued pursuant to ISOs exceed 3,700,000 shares.
                                                          ---------

          (b) Application of Limitations. The limitation contained in Section 4(a) shall apply not only to Awards that are settleable by the delivery of shares of Stock but also to Awards relating to shares of Stock but settleable only in cash (such as cash-only SARs). The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

     5. Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted Awards relating to more than 265,000 shares of Stock, subject to adjustment as provided in Section 10(c), under each of Sections 6(b), 6(c), 6(d), 6(e), 6(f), 6(g), 6(h), 8(b) and
8(c). In addition, the maximum amount that may be earned as an Annual Incentive Award or other cash Award in any fiscal year by any one Participant shall be $1,000,000, and the maximum amount that may be earned as a Performance Award or other cash Award in respect of a performance period by any one Participant shall be $2,000,000.

     6. Specific Terms of Awards.

          (a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Florida law, no consideration other than services may be required for the grant (but not the exercise) of any Award.

          (b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

             (i) Exercise Price. The exercise price per share of Stock purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value of the Stock on the date of grant of the Option and shall not, in any event, be less than the par value of a share of Stock on the date of grant of such Option. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

             (ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or any subsidiary, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

             (iii) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs (including any SAR in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

                (A) the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be for no more than five years from the date of grant; and

                (B) The aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company or its Parent Corporation during any calendar year exercisable for the first time by the Participant during any calendar year shall not exceed $100,000.

          (c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

             (i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise (or, in the case of a "Limited SAR", the Fair Market Value determined by reference to the Change in Control Price, as defined under
        Section 9(c) hereof), over (B) the grant price of the SAR as determined by the Committee. The grant price of an SAR shall not be less than the Fair Market Value of a share of Stock on the date of grant except as provided under Section 7(a) hereof.

             (ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of employment or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. SARs and Limited SARs may be either freestanding or in tandem with other Awards.

          (d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

             (i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the restricted period applicable to the Restricted Stock, subject to Section 10(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

             (ii) Forfeiture. Except as otherwise determined by the Committee at the time of the Award, upon termination of a Participant's employment during the applicable restriction period, the Participant's Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

             (iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

             (iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

          (e) Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified deferral period, subject to the following terms and conditions:

             (i) Award and Restrictions. Satisfaction of an Award of Deferred Stock shall occur upon expiration of the deferral period specified for such Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. Deferred Stock may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of an Award of Deferred Stock, an Award of Deferred Stock carries no voting or dividend or other rights associated with share ownership.

             (ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant's employment during the applicable deferral period thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), the Participant's Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

             (iii) Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, Dividend Equivalents on the specified number of shares of Stock covered by an Award of Deferred Stock shall be either
        (A) paid with respect to such Deferred Stock at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Deferred Stock and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine or permit the Participant to elect.

          (f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

          (g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

          (h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this
     Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

     7. Certain Provisions Applicable to Awards.

          (a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any subsidiary, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered (for example, Options granted with an exercise price "discounted" by the amount of the cash compensation surrendered).

          (b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or SAR exceed a period of ten years (or such shorter term as may be required in respect of an ISO under Section 422 of the
     Code).

          (c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

          (d) Exemptions from Section 16(b) Liability. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under
     Section 16(b). In addition, the purchase price of any Award conferring a right to purchase Stock shall be not less than any specified percentage of the Fair Market Value of Stock at the date of grant of the Award then required in order to comply with Rule 16b-3.

     8. Performance and Annual Incentive Awards.

          (a) Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under

     Sections 8(b) and 8(c) hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

          (b) Performance Awards Granted to Designated Covered Employees. If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(b).

             (i) Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being "substantially uncertain." The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

             (ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; and (14) ratio of debt to stockholders' equity. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8(c) hereof.

             (iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code
        Section 162(m).

             (iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with
        Section 8(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

             (v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee.

        The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

          (c) Annual Incentive Awards Granted to Designated Covered
     Employees. If and to the extent that the Committee determines that an Annual Incentive Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as "performance-based compensation" for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Annual Incentive Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 8(c).

             (i) Annual Incentive Award Pool. The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 8(b)(iii) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

             (ii) Potential Annual Incentive Awards. Not later than the end of the 90th day of each fiscal year, or at such other date as may be required or permitted in the case of Awards intended to be "performance-based compensation" under Code Section 162(m), the Committee shall determine the Eligible Persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8(c)(i) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8(b)(ii) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5 hereof.

             (iii) Payout of Annual Incentive Awards. After the end of each fiscal year, the Committee shall determine the amount, if any, of (A) the Annual Incentive Award pool, and the maximum amount of potential Annual Incentive Award payable to each Participant in the Annual Incentive Award pool, or (B) the amount of potential Annual Incentive Award otherwise payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever. The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or settlement of such Annual Incentive Award.

          (d) Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 8(b), and the amount of any Annual Incentive Award pool or potential individual Annual Incentive Awards and the amount of final Annual Incentive Awards under Section 8(c), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards.

          (e) Status of Section 8(b) and Section 8(c) Awards under Code Section 162(m). It is the intent of the Company that Performance Awards and Annual Incentive Awards under Section 8(b) and 8(c) hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code
     Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8(b), (c), (d) and (e), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards or an Annual Incentive Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards or Annual Incentive Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

     9. Change in Control.

          (a) Effect of "Change in Control." (a) If and to the extent provided in the Award, in the event of a "Change in Control," as defined in Section 9(b), the following provisions shall apply:

             (i) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control, subject only to applicable restrictions set forth in Section 10(a) hereof;

             (ii) Limited SARs (and other SARs if so provided by their terms) shall become exercisable for amounts, in cash, determined by reference to the Change in Control Price.

             (iii) The restrictions, deferral of settlement, and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

             (iv) With respect to any such outstanding Award subject to achievement of performance goals and conditions under the Plan, such performance goals and other conditions will be deemed to be met if and to the extent so provided by the Committee in the Award agreement relating to such Award.

          (b) Definition of "Change in Control." A "Change in Control" shall be deemed to have occurred upon:

             (i) An acquisition by any Person of Beneficial Ownership of the shares of Common Stock of the Company then outstanding (the "Company Common Stock Outstanding") or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the "Company Voting Securities Outstanding") if such acquisition of Beneficial Ownership results in the Person's Beneficially Owning 30% or more of the Company Common Stock Outstanding or 30% or more of the combined voting power of the Company Voting Securities Outstanding; PROVIDED, HOWEVER, that the event described in this paragraph (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Parent Corporation or any Subsidiary, (B) by any employee benefit plan sponsored or maintained by the Company or any Parent Corporation or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph below), (E) pursuant to any acquisition by one or more Participants (or any entity controlled by one or more Participants); or (F) a transaction (other than one described in (ii) below) in which Company Voting Securities Outstanding are acquired from the Company or any other person, if a majority of the Incumbent Board (as defined in (iii) below) approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i); or

             (ii) The approval by the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, sale or disposition of all or substantially all of the assets of the Company, or similar corporate transaction (in each case referred to in this Section 9(b) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); provided, however, that any merger, consolidation, sale, disposition or other similar transaction to or with one or more Participants or entities controlled by one or more Participants shall not constitute a Corporate Transaction in respect of such Participant(s); or

             (iii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest subject to Rule 14a-11 of Regulation 14A under the Exchange Act, including any successor to such Rule, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall in no event be considered as a member of the Incumbent Board.

     Notwithstanding the provisions set forth in subparagraphs (i) and (ii) of this Section 9(b), the following transactions ("Non-Qualifying Transactions") shall not constitute a Change in Control for purposes of the Plan: (1) any acquisition by, or consummation of a Corporate Transaction with, any entity that was a Parent Corporation or a Subsidiary of the Company immediately prior to the transaction or an employee benefit plan (or related trust) sponsored or maintained by the Company or an entity that was a Parent Corporation or a Subsidiary of the Company immediately prior to the transaction if, immediately after such transaction (including consummation of all related transactions), the surviving entity is controlled by no Person other than such Parent Corporation or Subsidiary, employee benefit plan (or related trust) and/or other Persons who controlled the Company immediately prior to such transaction; (2) any acquisition or consummation of a Corporate Transaction following which more than 50% of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then Beneficially Owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be; or (3) any person acquires Beneficial Ownership of 30% or more of the Company Common Stock Outstanding or 30% or more of the Company Voting Securities Outstanding as a result of the acquisition by the Company of Company Common Stock Outstanding or Company Voting Securities Outstanding which reduces the number of Company Common Stock Outstanding or Company Voting Securities Outstanding.

          (c) Definition of "Change in Control Price." The "Change in Control Price" means an amount in cash equal to the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any Corporate Transaction triggering the Change in Control under Section 9(b)(ii) hereof or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest Fair Market Value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

     10. General Provisions.

          (a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

          (b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan, including any Award or right which constitutes a derivative security as generally defined in Rule 16a-1(c) under the Exchange Act, shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers and exercises are permitted by the Committee pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Committee may impose thereon, and further subject to any prohibitions or restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

          (c) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that a substitution or adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, substitute or adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals, and Annual Incentive Awards and any Annual Incentive Award pool or performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8(b) hereof or Annual Incentive Awards granted under Section 8(c) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as "performance-based compensation" under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as "performance-based compensation" under Code Section 162(m) and regulations thereunder.

          (d) Taxes. The Company and any subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

          (e) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee's authority to grant Awards under the Plan without the consent of stockholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company's stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3 or Code Section 162(m)) or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything in the Plan to the contrary, if any right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for the right hereunder, be eligible for such accounting treatment, the Committee may modify or adjust the right so that pooling of interest accounting shall be available, including the substitution of Stock having a Fair Market Value equal to the cash otherwise payable hereunder for the right which caused the transaction to be ineligible for pooling of interest accounting.

          (f) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a subsidiary; (ii) interfering in any way with the right of the Company or a subsidiary to terminate any Eligible Person's or Participant's employment at any time,
     (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

          (g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company's obligations under the Plan. Such trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

          (h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

          (i) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (j) Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Florida without giving effect to principles of conflicts of laws, and applicable federal law.

          (k) Plan Effective Date and Stockholder Approval; Termination of
     Plan. The Plan shall become effective on the Effective Date, subject to subsequent approval within 12 months of its adoption by the Board by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 162(m) and 422, Rule 16b-3 under the Exchange Act, applicable NASDAQ requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to stockholder approval, but may not be exercised or otherwise settled in the event stockholder approval is not obtained. The Plan shall terminate at such time as no shares of Common Stock remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.

                                  H.T.E., INC.
                  PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Bernard B. Markey and Joseph M. Loughry, III, or either of them, each with the power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of H.T.E., INC., to be held on Thursday, November 16, 2000 at 9:30 a.m., at The Country Club at Heathrow, 1200 Bridgewater Drive, Heathrow, Florida, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters:

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 1.

1. ELECTION OF Edward A. Moses and O.F. Ramos as directors to serve until the Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified;

         [ ] FOR all nominees listed above (except as marked to the contrary below)
         [ ] WITHHOLD AUTHORITY to vote
     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

     ---------------------------------------------------------------------------

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

2. PROPOSAL TO increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Stock Purchase Plan from 600,000 shares to 800,000 shares;
              FOR [ ]                   AGAINST [ ]                ABSTAIN [ ]

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3.

3. PROPOSAL TO increase the number of shares of the Company's common stock reserved for issuance under the 1997 Employee Incentive Compensation Plan from 2,908,000 shares to 3,700,000 shares;
              FOR [ ]                   AGAINST [ ]                ABSTAIN [ ]

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST PROPOSAL 4.

4. PROPOSAL TO confer voting rights on 5,618,952 shares of Company common stock acquired by Tyler Technologies, Inc. from Dennis Harward and Jack Harward in a control share acquisition;
              FOR [ ]                   AGAINST [ ]                ABSTAIN [ ]

5. OTHER BUSINESS: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                               (SEE REVERSE SIDE)

                           (CONTINUED FROM OTHER SIDE)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 and "AGAINST" item 4.

         THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (i) THE COMPANY'S 1999 ANNUAL REPORT ON FORM 10-K, (ii) THE PROXY STATEMENT AND (iii) THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 16, 2000.

DATED:__________________________2000

                                             -----------------------------------

                                             -----------------------------------

Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the proxy should be signed in full corporate or partnership name by a duly authorized officer or partner, as applicable.

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.